Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

the Group Companies,

the shareholders of the Group Companies,

Scott F. Kerr and Joshua H. Ruhle, as the Seller Representatives

and

US Lumber Group, LLC

Dated September 10, 2021

i

TABLE OF CONTENTS

(Continued)

ii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of September 10, 2021 (this “Agreement”), is made and entered into by and among (i) the Group Companies (as defined below), (ii) the Seller Corporations (as defined below) to be joined as parties hereto pursuant to Section 6.17, (iii) the holders of the Equity Securities (as defined below) of the Group Companies (and, following the Reorganization (as defined below), the shareholders of the Seller Corporations and indirect holders of the Equity Securities (as defined below) of the Group Companies) listed on the Schedule of Indirect Sellers (each, an “Indirect Seller” and, collectively, the “Indirect Sellers”), (iv) Scott F. Kerr, an individual, and Joshua H. Ruhle, an individual (the “Seller Representatives”), solely in their capacities as Seller Representatives and only for the limited purposes stated herein, and (v) and US Lumber Group, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, as of the date hereof and prior to the Reorganization (as defined below), the Indirect Sellers collectively own all of the issued and outstanding Equity Securities of (i) Reeb Millwork Corporation, a New Jersey corporation, (ii) R and K Logistics, Incorporated, a Pennsylvania corporation, (iii) Reeb Millwork Corporation – Southeast, a North Carolina corporation, (iv) Reeb Millwork of New England, Inc., a Rhode Island corporation, (v) Reeb Millwork Corporation of Maryland, Inc., a Maryland corporation, and (vi) Reeb Millwork Corporation of New York, a New York corporation, which shall reincorporate into a Delaware corporation prior to the Reorganization (as defined below) (each, a “Predecessor Corporation” and, collectively, the “Predecessor Corporations”);

WHEREAS, prior to the Closing, the following transactions shall be consummated (collectively, the “Reorganization”): (i) the Indirect Sellers shall form each Seller Corporation and contribute one hundred percent (100%) of the Equity Securities of the Predecessor Corporations to the Seller Corporations (the “Contribution”) as set forth on Annex A, (ii) each Seller Corporation shall duly elect to treat the Predecessor Corporation as a “qualified Subchapter S subsidiary” pursuant to Section 1361(b)(3)(B) of the Code effective as of the date of the Contribution (the “Q-Sub Election”), and (iii) after the Contribution and prior to the Closing, the Seller Corporations shall cause the Predecessor Corporations to be converted from a corporation into a limited liability company as set forth on Annex A (the “Conversion” and the resulting post-Conversion entities, the “Successor Entities”);

WHEREAS, following the Reorganization, the Seller Corporations shall directly own, beneficially and of record, all of the issued and outstanding Equity Securities of each Group Company (the “Purchased Units”);

WHEREAS, Buyer desires to purchase from the Seller Corporations, and the Seller Corporations desire to sell to Buyer, all of the Purchased Units on the terms set forth herein (the “Purchase”); and

WHEREAS, as a material inducement, and as a condition, to Buyer entering into this Agreement, concurrently with the execution of this Agreement, each of the Persons set forth on the Restricted Seller Schedule attached hereto is entering into a Restrictive Covenant Agreement (collectively, the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the representations and warranties, covenants and other obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Defined Terms

Section 1.1 Certain Defined Terms.

“Accounting Principles” means the accounting standards, principles, policies, procedures, categorizations, definitions, methods, practices and techniques set forth on Schedule 1.1(a), and in accordance with the order therein.

“Acquisition Transaction” means any (i) reorganization, liquidation, dissolution, recapitalization or purchase or sale of Equity Securities involving any Group Company, (ii) merger or consolidation involving any Group Company, or (iii) direct or indirect sale of assets of any of the Group Companies (other than sales to the customers of the Group Companies or sales that are otherwise in the ordinary course of business) or all or any Equity Securities (including any rights to acquire, or securities convertible into or exchangeable for, any such Equity Securities) of any Group Company, in each case, other than in connection with the Reorganization.

“Action” means any action suit, litigation, lawsuit, claim, charge, audit, investigation, inquiry, mediation or other proceeding (including any administrative, criminal, arbitration or mediation proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Adjustment Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person; where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, Contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Ancillary Agreements” means the Escrow Agreement, the Restrictive Covenant Agreements, the New Lease Agreements and each other agreement, certificate, instrument or other document contemplated by this Agreement.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1, Section 5.2, Section 5.3(a) and Section 5.4.

“Buyer Persons” means Buyer and its Affiliates (including, following the Closing, the Group Companies) and its and their Representatives.

“Cash” means cash and cash equivalents of the Group Companies as of the Adjustment Time determined on a combined basis in accordance with GAAP and this definition; provided that, Cash shall (a) be increased for (i) checks received by the Group Companies prior to the Adjustment Time and (ii) wire transfers, ACH transfers and other electronic payments to the Group Companies initiated prior to the Adjustment Time, in each case, to the extent they actually clear and unless the receivables associated with such checks, transfers or payments are included as current assets in Estimated Working Capital and Final Working Capital and (b) be reduced for checks, money orders or similar instruments issued by the Group Companies but not cleared (including any overdraft or similar charges) as of the Adjustment Time, unless the payables associated with such checks are included as current liabilities in Estimated Working Capital and Final Working Capital. For purposes hereof, “Cash” shall exclude any (i) cash and cash equivalents collateralizing any obligation or liability, (ii) cash and cash equivalents held as security deposits, (iii) cash and cash equivalents in reserve or escrow accounts, (iv) cash and cash equivalents subject to a lockbox, dominion, control or similar Contract and (v) cash and cash equivalents otherwise subject to any legal or Contractual restriction on the ability to freely transfer or use such cash and cash equivalents for any lawful purpose (collectively, “Restricted Cash”). For the avoidance of doubt, any cash or cash equivalents used after the Adjustment Time, but prior to the Closing, outside the ordinary course of business, including to pay Indebtedness or Transaction Expenses or any distribution or dividend to any Seller Party, shall be excluded from the calculation of “Cash” hereunder. Notwithstanding anything herein to the contrary, in no event shall “Cash” exceed $10,000,000. For the avoidance of doubt, Cash may be a negative number.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company and Seller Fundamental Representations” means the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.5, Section 3.15, Section 4.1, Section 4.2, Section 4.3, Section 4.4(a) and Section 4.5.

“Contract” means any agreement, contract, obligation, lease, license, sublicense, mortgage, bond, note, guaranty, permission, promise or commitment, in each case, whether written or oral, that is legally binding (including any amendments and other modifications thereto).

“Coronavirus Legislation” means the CARES Act, the Families First Act and any other U.S. federal, state, local or non-U.S. Law relating to COVID-19, including, for the avoidance of doubt, any administrative guidance or action implementing or interpreting any Coronavirus Legislation to the extent issued or enacted by a Governmental Authority.

“Data Room” shall mean the electronic data room hosted by Datasite® on behalf of the Seller Parties and the Group Companies for purposes of facilitating the transactions contemplated hereby.

“Debt Commitment Letter” means the debt commitment letter, dated the date hereof, together with any related fee letters (redacted only for fee amounts, “market flex” and certain other economic terms in a manner customary for transactions of this type), in each case, as amended, restated, supplemented or replaced from time to time, pursuant to which the Debt Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Purchase, the other transactions contemplated by this Agreement and the expenses to be incurred by Buyer in connection therewith.

“Debt Financing” means the debt financing to fund the Initial Purchase Price and the costs and expenses of Buyer in connection with the transactions contemplated hereby.

“Debt Financing Sources” means the agents, arrangers, financial institutions, lenders and other similar entities that are party to or have committed to provide or arrange or act as administrative agent or collateral agent with respect to the Debt Financing or other financings in connection with the transactions contemplated hereby, together with their Affiliates, and including the parties to any related commitment letters, joinder agreements, credit agreements or indentures (including the definitive agreements relating thereto and any other agreements relating to the Debt Financing), any underwriters, placement agents or initial purchasers in connection with the Debt Financing and their respective successors and assigns, and their current and former Representatives and agents and their respective Affiliates’ current and former Representatives and agents and their and their respective Affiliates’ successors and assigns.

“Deferred Bonuses” means the Retention Bonuses and the Post-Closing MDO Payments.

“Enterprise Value” means $550,000,000.

“Environmental Law” means all applicable Laws relating to pollution prevention, control or abatement or the protection of the environment, natural resources or human health and safety related to exposure to Hazardous Materials.

“Equity Securities” means, with respect to any Person, all (i) units, capital stock, partnership interests, membership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (ii) warrants, options or other rights to purchase or otherwise acquire, or Contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition, and (iii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA Affiliate” means any Person treated as a single employer with any Group Company under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Amount” means an amount equal to $10,000,000.

“Escrow Fund” means the Escrow Amount, plus any accrued interest thereon as provided in the Escrow Agreement.

“Express Representations” means the specific representations and warranties made by (i) the Group Companies in Article III and the Seller Corporations and Indirect Sellers in Article IV, in each case, as qualified by the Schedules, (ii) Buyer in Article V and (iii) the applicable Parties in the certificates delivered pursuant to Section 2.4.

“Final Purchase Price” means an aggregate amount in cash equal to: (i) Enterprise Value; (ii) plus Final Cash; (iii)(A) plus the amount, if any, that Final Working Capital is greater than the Working Capital Upper Target; or (B) minus the amount, if any, that Final Working Capital is less than the Working Capital Lower Target; (iv) minus Final Transaction Expenses; (v) minus Final Indebtedness; (vi) minus the Escrow Amount; minus (vii) the Expense Fund amount plus (viii) the Tax Gross Up Amount.

“Flow-Through Entity” means (a) any entity, plan or arrangement that is a partnership for income Tax purposes, (b) a “specified foreign corporation” within the meaning of Section 965 of the Code or (c) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Fraud” means an actual and intentional fraud by a Party in respect of the making of any Express Representation with intent to deceive another Party, or to induce that Party to enter into this Agreement, and requires: (i) a false representation of fact with respect to an Express Representation; (ii) the actual knowledge that such representation is false; (iii) an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance.

“GAAP” means U.S. generally accepted accounting principles as in effect on the date hereof, except in the case of the Financial Statements, in which case, as of such applicable time.

“Governmental Authority” means (i) any federal, state, provincial, local, municipal, non-U.S. or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); (iii) any body entitled to exercise any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature, including any (public or private) arbitrator or arbitral tribunal; or (iv) any agency, authority, board, bureau, arbitrator (public or private) commission, department, office or instrumentality of any nature whatsoever of any federal, state, provincial, local, municipal or non-U.S. government or other political subdivision, or any officer or official thereof with requisite authority.

“Group Companies” means, prior to the Conversion, the Predecessor Corporations, and following the Conversion, the Successor Entities.

“Group Company Allocation” means, with respect to each Group Company, the percentage set forth under such Group Company’s name on the Schedule of Indirect Sellers under the heading “Group Company Allocation,” in each case, subject to any adjustment to such Group Company Allocation reflected in the Disbursement Schedule.

“Group Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for, conducting the business of the Group Companies as currently conducted.

“Group Company Proprietary Rights” means all Owned Proprietary Rights and all Proprietary Rights used or held for use in connection with, or otherwise necessary for, conducting the business of the Group Companies as currently conducted.

“Hazardous Substance” means any substance, chemical, material, or waste defined as or included in the definition of or regulated as “hazardous”, “extremely hazardous”, “restricted hazardous”, “toxic”, a “pollutant”, or a “contaminant” under any Environmental Law, including petroleum and petroleum byproducts, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances and radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Group Companies, as of immediately prior to the Closing, and without duplication, the aggregate principal, interest, premiums or other obligations or Liabilities, whether contingent or otherwise, owing by such Person, consisting of: (i) all indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments, including indebtedness for borrowed money in respect of amounts borrowed by the Group Companies from certain Indirect Sellers and parties affiliated with certain Indirect Sellers; (ii) all obligations of the Group Companies for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the obligations set forth in this definition of “Indebtedness”; (iii) all reimbursement obligations of the Group Companies under or pursuant to letters of credit, bankers acceptances or other similar instruments or arrangements by which the Group Companies assure a creditor against loss, to the extent any such letters of credit or similar instruments or arrangements have been drawn; (iv) all obligations of the Group Companies (whether contingent or otherwise) under or pursuant to any conditional sales or other arrangements for the deferred purchase price of assets, equity, property or services, including the maximum amount of any “earnout” or “seller note”, any contingent purchase price obligation or any other deferred purchase price obligation in the form of a holdback or similar arrangement pursuant to which a portion of purchase price is retained by the Group Company, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of business and to the extent included in the calculation of Final Working Capital, as finally determined); (v) all obligations of such Person under or pursuant to leases classified as a capital lease or finance lease in its financial statements or are required to be capitalized in accordance with GAAP (ASC 842 will not govern whether leases are recorded in accordance with GAAP); (vi) all obligations of the Group Companies under any swap, hedging, derivative or similar transaction, including swap breakage or associated fees; (vii) except to the extent accrued as Transaction Expenses or Working Capital, any unfunded benefit Liability related to any pre-Closing period with respect to any pension or nonqualified deferred compensation plan and any Liability related to any self-funded health or welfare benefits incurred prior to the Closing Date (taking into account any stop loss policies and, with respect to workers’ compensation Liabilities, only to the extent in excess of any cash amount held by Sentry Insurance for use in satisfying any such Liability (excluding for such purpose the $500,000 deposit held by Sentry Insurance as security)), regardless of when reported; (viii) except to the extent accrued as Transaction Expenses or Working Capital, any amounts due to or in respect of current or former employees or independent contractors of the Group Companies, for: (A) accrued and unpaid bonuses or commissions earned in respect of the pre-Closing period and (B) any other bonus or commission amounts earned in respect of the pre-Closing period, including any portion of the Post-Closing DCP Payments earned or to be credited in respect of the pre-Closing period (irrespective of whether accrued or credited), including the employer portion of any related payroll and other employment Taxes for the foregoing items (A) and (B)); (ix) all obligations of the Group Companies for any unpaid management or similar fees (excluding, for the avoidance of doubt, any compensation payable to management of the Group Companies in the ordinary course of business to the extent included in the calculation of Final Working Capital, as finally determined) or any declared but unpaid dividend or distribution; (x) all Liabilities and obligations owed by the Group Companies pursuant to any settlement Contract; (xi) the amount of any life insurance withholding; (xii) all obligations of the Group Companies for guarantees of another Person in respect of obligations of the type set forth in the foregoing clauses (excluding, with respect to a Group Company, obligations of such Group Company for guarantees of another Group Company in respect of obligations, to the extent that the guaranteed obligations also constitute Indebtedness hereunder); (xiii) any payroll or other employment Taxes of the Group Companies deferred pursuant to any Coronavirus Legislation; (xiv) all unpaid income Taxes of the Group Companies for any Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date (calculated on an entity by entity basis and, which respect to each Group Company, calculated on a jurisdiction by jurisdiction basis, with zero dollars ($0) being the lowest amount for a jurisdiction); and (xv) all accrued and unpaid interest, fees, penalty payments, premiums, charges and other expenses owing in respect of obligations of the kind referred to in clauses (i) through (xiv) above.

“Initial Purchase Price” means an aggregate amount in cash equal to: (i) Enterprise Value; (ii) plus Estimated Cash; (iii)(A) plus the amount, if any, that Estimated Working Capital is greater than the Working Capital Upper Target; or (B) minus the amount, if any, that Estimated Working Capital is less than the Working Capital Lower Target; (iv) minus Estimated Transaction Expenses; (v) minus Estimated Indebtedness; (vi) minus the Escrow Amount; minus (vii) the Expense Fund amount; plus (viii) the Tax Gross Up Amount.

“International Trade Laws” means any Law or Order relating to international trade, including,: (i) all import Laws and regulations, including those administered by U.S. Customs and Border Protection, (ii) export control regulations, including Laws and regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions Laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott Laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); (v) any other similar Law, directive, or regulation (including those of the European Union or any of its Member States) related to similar subject matter; or (vi) applicable anti-money laundering Laws, regulations, rules and guidelines in United States and in the jurisdiction of incorporation.

“Knowledge,” as used in “to the Knowledge of the Group Companies” or phrases of similar import, means the actual knowledge (after reasonable inquiry of such Person’s direct reports, or the knowledge such Person would have had after making such reasonable inquiry) of Scott Kerr, Daniel Schaffer, Gregg Hoyer, David Hillman, Tim Minnema and John Hanson.

“Law” means all federal, state, provincial, local, municipal or non-U.S. constitutions, laws, statutes, codes, ordinances, rules, regulations, or principles of common law having the force of law, in each of the foregoing cases, to the extent enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Liability” means any obligation or liability of any nature of any Person (whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any obligation or liability for Taxes, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, security interest, license, lien, charge, option, right of first refusal or offer, preemptive right, license, right of way, easement or any other title defect, encumbrance or similar restriction.

“Lookback Date” means five (5) years prior to the date hereof.

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; and (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data.

“Material Adverse Effect” means any event, fact, change, occurrence or effect that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Group Companies, taken as a whole or (b) prevents the consummation of the Transactions by the Seller Parties or the Group Companies, collectively, or otherwise has a material adverse effect on the ability of the Seller Parties or the Group Companies, collectively, to perform their collective obligations under this Agreement and consummate the Transactions; provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (except, with respect to any matter described in the following clauses (i), (ii), (iii), (iv), (v) and (vi) to the extent such matter has a disproportionate effect on the Group Companies, taken as a whole, relative to other comparable businesses of a similar size operating in the same markets and industry in which the Group Companies operate): any event, fact, change, occurrence or effect on the assets, liabilities, business, results of operations or financial condition of the Group Companies that arises from, is related to or results from (i) changes in or factors affecting the regional, national or world economy, the financial, credit, banking or securities markets or the industries or markets in which the Group Companies operate; (ii) political or social conditions or any political or social unrest; (iii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, fire or other disaster, change in weather, meteorological conditions or climate, act of god or any other force majeure event; (iv) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law providing for business closures, “sheltering-in-place,” social distancing or other restrictions that relate to, or arise out of, such epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date hereof; (v) engagement by any Governmental Authority or non-governmental group in hostilities or the escalation thereof or the occurrence or the escalation of any military or terrorist attack; (vi) changes in Law or GAAP or any interpretation thereof; (vii) announcement or disclosure of the transactions contemplated by this Agreement in accordance with the terms hereof; or (viii) the failure by the Group Companies to (a) achieve any earnings, revenue, sales or other estimate, projection, forecast or target or (b) make or meet any capital expenditure, expense or other budget (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred (to the extent not otherwise excluded by any other clause herein)).

“Order” means any order, judgment, injunction, decree, ruling, decision, determination, verdict, sentence, subpoena, assessment, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.

“ordinary course of business” means the ordinary and usual course of the Group Companies’ business, consistent with past practice, and for the avoidance of doubt, consistent with the Predecessor Corporations’ business; provided, however, that in no event shall any violation of any applicable Law, Order, Permit or any Contract be deemed to be “ordinary course of business”.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, formation, incorporation or partnership, bylaws, operating agreement, equityholders’ agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person (in each case, as amended or restated).

“Owned Proprietary Rights” means all Proprietary Rights owned or purported to be owned by a Group Company.

“Owned Software” means all Software that is Owned Proprietary Rights.

“Payoff Letter” means the letters provided by the lenders or other holders of Indebtedness in connection with the repayment of the Indebtedness as contemplated by this Agreement, which letters shall be in form and substance reasonably satisfactory to Buyer and shall provide for the release of all Liens held by such lenders or other holders effective as of the Closing upon repayment of the Indebtedness held by such lenders or other holders, as specified therein.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permit” means all licenses, memberships, registrations, variances, determinations, certifications, clearances, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, notifications to or filings with any Governmental Authority.

“Permitted Liens” means: (i) Liens associated with capital leases set forth on Schedule 1.1(b); (ii) in respect of real property, (A) any easements, rights of landlords, third party leasehold interests, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters that do not materially and adversely impair the value or current use and operation of the affected real property; and (B) any matters of public record or disclosed in surveys or title or leasehold insurance policies that do not materially and adversely impair the value or current use and operation of the affected real property; (iii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, that do not materially impair the value or current use and operation of the affected real property; (iv) Liens arising from Taxes, assessments or governmental charges or levies which are not due or which are being contested in good faith by appropriate proceedings; (v) statutory, mechanics’, materialmen’s, workmen’s, repairmen’s, landlord’s, warehousemen’s, carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts which are not past due; (vi) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security; and (vii) non-exclusive licenses of Proprietary Rights in the ordinary course of business.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Personal Information” means, to the extent regulated by Contract, Law or privacy policy applicable to the Group Companies, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, or any other data that constitutes personal information or personal data under any Contract, Law or privacy policy applicable to the Group Companies.

“Post-Closing MDO Payments” means (i) the 2021 retainer fee payable pursuant to that certain Extended Letter of Representation, dated March 26, 2021, between the Group Companies, certain Affiliates thereof and the Law Offices of Maloney Danyi & O’Donnell and (ii) amounts that may become payable to the Law Offices of Maloney Danyi & O’Donnell from the retention bonus pool pursuant to a commitment made by the Group Companies.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Group Companies, (i) any Laws regulating the Processing of Protected Data; (ii) the PCI DSS and any other privacy- or data security- related industry standards to which the Group Companies are legally or contractually bound or has publicly represented with which the Group Companies comply; (iii) all Contracts between the Group Companies and any Person that are applicable to the Processing of Protected Data; and (iv) all policies and procedures applicable to the Group Companies relating to the Processing of Protected Data, including all website and mobile application privacy policies and internal information security procedures.

“Pro Rata Share” means, with respect to each Seller Corporation, the percentage set forth under such Seller Corporation’s name on the Schedule of Indirect Sellers under the heading “Seller Corporation Pro Rata Share,” in each case, subject to any adjustment to such Pro Rata Share reflected in the Disbursement Schedule.

“Process” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proprietary Rights” means rights in all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing; (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, internet domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered), registrations and applications, for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, copyrights, mask work rights, database rights, website content, and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all moral rights associated with any of the foregoing; (iv) computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, software architecture, files, manuals, programmers’ notes, fixes, upgrades, updates, enhancements, current and prior versions and releases (collectively, “Software”); (v) artificial intelligence technologies, including machine learning technologies and deep learning technologies; (vi) trade secrets and other proprietary and confidential information and data; (vii) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing; and (viii) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which the Group Companies are required by Law, Contract or privacy policy to safeguard and/or keep confidential or private.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Registered Proprietary Rights” means all of the Owned Proprietary Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Authority or registrar.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Relevant Entities” means, collectively, the Seller Corporations and the Group Companies.

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, partners, attorneys, accountants, consultants, professional advisors and other representatives.

“Required Information” means (i) the Financial Statements, (ii) the unaudited combined financial statements of the Group Companies consisting of the unaudited balance sheet and the related statements of operations and cash flows for the period that ended, for the six-month period ended June 30, 2021, and (iii) the unaudited combined financial statements of the Group Companies consisting of the unaudited balance sheet and the related statements of operations and cash flows for the period that ended, for each completed fiscal quarter ended subsequent to June 30, 2021 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days before the Closing Date.

“Retention Agreements” means the following agreements:

a.	Key Employee Retention and Stay Bonus Agreement made and entered into effective as of April 1, 2021 by and between REEB Millwork Corporation and Daniel G. Schaffer.

b.	Key Employee Retention and Stay Bonus Agreement made and entered into effective as of May 1, 2021 by and between REEB Millwork Corporation and John Hanson.

c.	Key Employee Retention and Stay Bonus Agreement made and entered into effective as of April 1, 2021 by and between REEB Millwork Corporation and David Hillman.

d.	Key Employee Retention and Stay Bonus Agreement made and entered into effective as of April 1, 2021 by and between REEB Millwork Corporation and Gregg Hoyer.

e.	Key Employee Retention and Stay Bonus Agreement made and entered into effective as of May 1, 2021 by and between REEB Millwork Corporation and Timothy Minnema.

“Retention Bonus” has the meaning set forth in the Retention Agreements.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under International Trade Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under International Trade Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; (iii) any Person acting on behalf of or at the direction of any Person described in clause (i) or (ii); or (iv) any Person that is organized, resident, or located in a Sanctioned Country.

“Schedule of Indirect Sellers” means the schedule of Indirect Sellers attached hereto as Exhibit A.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or the Group Companies’ own confidential information; or (ii) unauthorized interference with system operations or security safeguards of IT systems, including any phishing incident or ransomware attack.

“Seller Corporations” means (i) RMC Holdings, Inc., a New Jersey corporation, (ii) RMC Logistics Holdings, Inc., a Pennsylvania corporation, (iii) RMC SE Holdings, Inc., a North Carolina corporation, (iv) RMC of NE Holdings, Inc., a Rhode Island corporation, (v) RMC of MD Holdings, Inc., a Maryland corporation, and (vi) RMC of NY Holdings, Inc., a New York corporation (subject, in each case, to such names being available, with the understanding that, if a different name must be used, such name must be reasonably acceptable to Buyer).

“Seller Parties” means, collectively, each of the Seller Corporations and the Indirect Sellers.

“Stay Bonus” has the meaning set forth in the Retention Agreements.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Tax” or “Taxes” means any federal, state, local, or foreign tax, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, unclaimed or abandoned property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, or any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Gross Up Amount” means $24,752,256.20.

“Tax Return” means any return, declaration, report, claim, claim for refund or information return or statement relating to Taxes (including any schedule or attachment thereto, and including any amendment thereto).

“Transaction Expense Bonuses” means the Stay Bonuses, the Closing DCP Payments, each Deferred Bonus and any other obligations of the Group Companies under or in connection with any severance arrangements, stay bonuses, retention bonuses, transaction bonuses and termination and sale or change of control arrangements and other compensation for employment or services that will be triggered by or become payable upon consummation of the transactions contemplated by this Agreement (including the employer portion of any associated payroll, social security, employment, unemployment or similar Taxes and any amounts to offset any excise Taxes imposed under Law and any related income Taxes), in each case, other than any such obligations or arrangements implemented by or at the request of Buyer in writing.

“Transaction Expenses” means, to the extent not included in the calculation of Final Working Capital or Indebtedness and to the extent unpaid as of immediately prior to the Closing: (i) all costs, fees and expenses incurred by the Seller Parties, the Group Companies or the Seller Representatives in connection with this Agreement and the negotiation, documentation and consummation (or the preparation for the negotiation, documentation and consummation) of the transactions contemplated hereby (including any investment banking, accounting, attorney or other professional advisor fees), in each case, to the extent such amounts are payable by the Group Companies and remain unpaid as of immediately prior to the Closing, (ii) all Transaction Expense Bonuses, (iii) fifty percent of all Transfer Taxes and (iv) all premiums and all commitment, diligence, underwriting and similar fees or expenses with respect to the D&O Insurance that exceed the D&O Cost Cap.

“Willful and Material Breach” means a deliberate act or a deliberate failure to act by a Party, which act or failure to act constitutes in and of itself a material breach of any covenant or obligation contained in this Agreement, regardless of whether breaching such covenant or obligation was the conscious object of the act or failure to act.

“Working Capital” means: (i) the current assets (excluding Cash, Restricted Cash, intercompany payables or receivables between any Seller Party or Group Company, on the one hand, and any Group Company, on the other hand, and income and deferred Tax assets) of the Group Companies included within the categories of line items set forth on Schedule 1.1(c); minus (ii) the current liabilities (excluding Transaction Expenses, Indebtedness, intercompany payables or receivables between any Seller Party or Group Company, on the one hand, and any Group Company, on the other hand, and income and deferred Tax liabilities) of the Group Companies included within the categories of line items set forth on Schedule 1.1(c), in each case, determined on a combined basis as of the Adjustment Time and in accordance with the Accounting Principles.

“Working Capital Lower Target” means $81,000,000.

“Working Capital Upper Target” means $85,000,000.

Article II

Purchase and Sale Transaction

Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller Corporations shall sell to Buyer, and Buyer shall purchase from the Seller Corporations, all of the Purchased Units, free and clear of all Liens.

Section 2.2 Purchase Price. In consideration for the purchase by Buyer of the Purchased Units, Buyer shall pay to the Seller Corporations the Initial Purchase Price, which shall be delivered and paid in accordance with Section 2.4(b)(xvi). The Initial Purchase Price is subject to adjustment after the Closing pursuant to Section 2.5. The aggregate consideration payable to the Seller Corporations with respect to the Purchased Units, after all adjustments contemplated in this Agreement, is referred to herein as the “Purchase Price.”

Section 2.3 Pre-Closing Deliveries. At least two (2) Business Days, but no more than six (6) Business Days prior to the Closing Date, the Group Companies shall prepare and deliver to Buyer a statement (“Estimated Closing Statement”) setting forth the Group Companies’ good faith estimate of: (i) Cash (“Estimated Cash”); (ii) Working Capital (“Estimated Working Capital”); (iii) Transaction Expenses (“Estimated Transaction Expenses”); (iv) Indebtedness (“Estimated Indebtedness”); and (v) the resulting calculation of the Initial Purchase Price. From and after delivery of the Estimated Closing Statement until the Closing, the Group Companies shall (x) provide Buyer and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Group Companies and to the management personnel of the Group Companies familiar with the Estimated Closing Statement or the Accounting Principles, in each case, to the extent reasonably requested by Buyer or any of its Representatives in connection with their review of the Estimated Closing Statement, and (y) cooperate with Buyer and its Representatives in connection with their review of the Estimated Closing Statement (and otherwise take all reasonably requested actions to facilitate such review). The Group Companies shall consider in good faith any comments to the Estimated Closing Statement (and each component thereof) made by Buyer. Notwithstanding anything in this Section 2.3 to the contrary, (A) in the event of any disagreement between Buyer and the Group Companies in respect of any amounts set forth on the Estimated Closing Statement following receipt of any comments from Buyer, the amounts tendered by the Company shall (subject to adjustment pursuant to Section 2.5 hereof) prevail for purposes of the Estimated Closing Statement and (B) in no event shall Buyer’s or its Representatives’ review of the Estimated Closing Statement or any disagreement with respect thereto give rise to any delay in or otherwise prevent the Closing.

Section 2.4 Closing.

(a) The closing of the transactions contemplated by this Agreement (“Closing”) shall take place by conference call or electronically by exchange of signature pages at 9:00 a.m. Eastern Time on the third (3rd) Business Day after the date on which the conditions set forth in Section 2.6 are satisfied or, to the extent permitted by applicable Law, waived (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date or at such other time as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, however, notwithstanding the foregoing, unless otherwise agreed by Buyer in writing, in no event shall the Closing occur prior to the earlier of (i) a date specified by Buyer on no less than three (3) Business Days’ notice to the Seller Representatives and (ii) October 11, 2021. The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Time on the Closing Date.

(b) At the Closing:

(i) Each Seller Corporation shall deliver to Buyer a duly executed unit power evidencing the transfer of the Purchased Units to Buyer;

(ii) Each Seller Corporation shall deliver to Buyer a duly completed and executed IRS Form W-9;

(iii) Each Seller Representative shall deliver to Buyer a copy of the Escrow Agreement, duly executed by such Seller Representative and the Escrow Agent;

(iv) The Group Companies shall deliver to Buyer the Payoff Letters, including customary Lien release documentation in respect of the Group Companies’ Indebtedness for borrowed money, and customary releases and Lien release documentation in respect of the Group Companies’ Indebtedness of the type specified in clause (xi) of the definition of Indebtedness;

(v) The Group Companies shall deliver to Buyer invoices reflecting the Transaction Expenses to be paid to non-employee third parties;

(vi) The Group Companies shall deliver to Buyer resignation letters signed by the directors, managers and officers of the Group Companies;

(vii) The Group Companies shall deliver to Buyer a certificate, dated as of the Closing Date, confirming that the conditions set forth in Section 2.6(b)(i), Section 2.6(b)(ii) and Section 2.6(b)(iii) have been satisfied;

(viii) The Group Companies shall deliver to Buyer a certificate of a senior executive officer of such Group Company certifying as to (A) the Organizational Documents of such Group Company and (B) the resolutions or consents of the board of managers or similar governing body of such Group Company authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which such Group Company is party and the consummation of the transactions contemplated hereby and thereby;

(ix) The Group Companies shall deliver to Buyer the certificate of formation or equivalent Organizational Document of such Group Company certified as of the most recent practicable date by the respective Secretary of State (or equivalent Governmental Authority) of such Group Company’s jurisdiction of incorporation or formation;

(x) The Group Companies shall deliver to Buyer the certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of incorporation or formation of such Group Company, as to the good standing in such jurisdiction of such Group Company as of the most recent practicable date;

(xi) The Group Companies shall deliver to Buyer evidence that the appropriate governing body of the sponsoring Group Companies have validly adopted resolutions to terminate the 401(k) Plan and all liabilities related thereto, in form and substance reasonably acceptable to Buyer, effective no later than the day immediately preceding the Closing Date;

(xii) The Group Companies shall deliver to Buyer evidence, in form and substance reasonably satisfactory to Buyer, that each of the Contracts set forth on Schedule 2.4(b)(xii) has been terminated without any continuing Liability to Buyer or any Group Company, other than with respect to provisions that, pursuant to their terms, survive termination;

(xiii) The Group Companies shall deliver to Buyer executed lease agreements substantially in the form attached hereto as Exhibit B-1 (the “New Lease Agreements”) and having the additional terms set forth in Exhibit B-2, duly executed by the applicable Group Company and the landlord set forth on Schedule 2.4(b)(xiii) with respect to each of the Leased Real Properties set forth on Schedule 2.4(b)(xiii);

(xiv) Buyer shall deliver to the Group Companies a certificate, dated as of the Closing Date, confirming that the conditions set forth in Section 2.6(c)(i) and Section 2.6(c)(ii) have been satisfied;

(xv) Buyer shall deliver to the Group Companies a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(xvi) Buyer shall pay (A) on behalf of the Group Companies, the Estimated Transaction Expenses and the Estimated Indebtedness to the payees thereof, (B) to the Escrow Agent, the Escrow Amount, (C) to the Seller Representatives, the Expense Fund and (D) to the Seller Corporations, an aggregate amount equal to the Initial Purchase Price.

At least two (2) Business Days prior to the Closing Date, the Group Companies shall prepare and deliver to Buyer a schedule (“Disbursement Schedule”) setting forth: (A) the payments to be made by Buyer in accordance with Section 2.4(b)(xvi), (B) each Seller Corporation’s Pro Rata Share and the portion of the Escrow Amount and Expense Fund represented by such Pro Rata Share, (C) the portion of the Initial Purchase Price payable to each Seller Corporation in accordance with such Seller Corporation’s Pro Rata Share and (D) a schedule of the payees and accounts to which each of the payments contemplated by

Section 2.4(b)(xvi) shall be made. For purposes of determining the portion of the Initial Purchase Price and Final Purchase Price payable to each Seller Corporations, the Parties hereby agree that the Initial Purchase Price and Final Purchase Price shall be allocated among the Group Companies (and then to the Seller Corporations in accordance with their respective Pro Rata Shares) in accordance with the Group Company Allocations. All payments to be made pursuant to Section 2.4(b)(xvi) shall be made by wire transfer of immediately available funds to the account(s) designated in writing by the applicable payees as memorialized in the Disbursement Schedule.

Section 2.5 Determination of Purchase Price Adjustment.

(a) The Parties acknowledge that the Estimated Closing Statement will be delivered to Buyer at least two (2) Business Days prior to the Closing Date and therefore the estimated amount of Cash, Working Capital, Indebtedness and Transaction Expenses included therein may be different than the actual amount of such items were the determination thereof made after the Closing Date. Accordingly, this Section 2.5 sets forth the process by which such estimates may be adjusted following the Closing; provided, however, that, each of Cash, Working Capital, Indebtedness and Transaction Expenses shall be finally determined applying solely the applicable definitions and terms of this Agreement, including (with respect to Working Capital) the Accounting Principles, as applicable (i.e., no accounting methods, policies, principles, practices, procedures, classifications, judgments or estimation methodologies inconsistent with the applicable definitions and (with respect to Working Capital) the Accounting Principles, as applicable, may be used by Buyer (or, if applicable, the Accounting Firm) in calculating any such items.

(b) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller Representatives a statement (“Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the following items (each, a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.5, “Final Cash”); (ii) Working Capital (as finally determined pursuant to this Section 2.5, “Final Working Capital”); (iii) Transaction Expenses (as finally determined pursuant to this Section 2.5, “Final Transaction Expenses”); (iv) Indebtedness (as finally determined pursuant to this Section 2.5, “Final Indebtedness”) and (v) the resulting calculation of the Final Purchase Price. If for any reason Buyer fails to deliver the Closing Statement within the time period required in this Section 2.5(b), Seller Representatives may elect, at their sole discretion, to have the calculations set forth in the Estimated Closing Statement be final and binding on the Parties or to enforce the Seller Corporations’ rights and remedies under this Agreement with respect to Buyer’s failure to timely deliver the Closing Statement.

(c) In order that Seller Representatives may independently review the Closing Statement and the application of the Accounting Principles in respect of the determination of Final Working Capital, the Buyer shall, on reasonable request, provide Seller Representatives and their Representatives with copies of financial and other pertinent information and reasonable access during business hours to the Representatives of Buyer and the Group Companies involved in the preparation of the Closing Statement.

(d) Seller Representatives shall have 45 days after their receipt of the Closing Statement (“Review Period”) to review Buyer’s calculation of the Closing Items. If Seller Representatives dispute any of the Closing Items, Seller Representatives shall notify Buyer in writing of such disputed items within each Closing Item within the Review Period, together with the basis therefor and dollar amount thereof (“Dispute Notice”). Except for any items specifically disputed by Seller Representatives in a Dispute Notice delivered during the Review Period, upon the expiration of the Review Period, the Closing Items and the amounts thereof, as set forth in the Closing Statement, shall be final, conclusive and binding on the Parties. If Seller Representatives deliver a Dispute Notice during the Review Period, then Buyer and Seller Representatives shall, within 30 days following Buyer’s receipt of such Dispute Notice (“Resolution Period”), attempt in good faith to resolve their differences with respect to the matters set forth in the Dispute Notice and any such written resolution shall be final, conclusive and binding on the Parties. If, at the end of the Resolution Period, any amounts remain in dispute, then each of Buyer, on the one hand, and Seller Representatives, on the other hand, shall submit all items remaining in dispute to a nationally or regionally recognized accounting firm mutually acceptable to Buyer and Seller Representatives (“Accounting Firm”) for resolution by delivering within 20 days after the expiration of the Resolution Period to the Accounting Firm their written position with respect to such items. The fees and expenses of the Accounting Firm pursuant to this Section 2.5(d) shall be allocated by the Accounting Firm between Buyer and the Seller Parties based on the portion of the contested amount with respect to which each Party did not prevail relative to the aggregate contested amount. The Accounting Firm shall act as an expert and not as an arbitrator and shall determine, based solely on the written submissions by Seller Representatives and Buyer, and not by independent review, only those issues set forth in the Dispute Notice that remain in dispute and shall determine a value for any such disputed item that is equal to or between the values proposed by Buyer in the Closing Statement and by Seller Representatives in the Dispute Notice. The Parties shall request that the Accounting Firm make a decision with respect to all disputed items as promptly as practicable, and in any event within 30 days after the submissions of the Parties. The determination of the Accounting Firm shall be governed by Article 76 of the New York Civil Practice Law and Rules (and such other article as may, from time to time, govern expert determination therein). The final determination with respect to all disputed items shall be set forth in a written statement by the Accounting Firm delivered to Buyer and Seller Representatives and shall, as to any issue of fact, be final, conclusive and binding on the Parties, absent fraud, bad faith or manifest error; provided that the determination shall be subject to de novo review for any error of Law. Judgment may be entered upon the determination of the Accounting Firm in New York State Supreme Court or any other court having jurisdiction over the Party against which such determination is to be enforced. Buyer and Seller Representatives shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate reasonably with the Accounting Firm so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable.

(e) If the Final Purchase Price is greater than the Initial Purchase Price (such excess amount, “Excess Amount”), then, within two (2) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, (i) Buyer shall pay to the Seller Corporations, in accordance with their respective Pro Rata Shares, an amount equal to the lesser of (x) the Excess Amount and (y) $10,000,000 and (ii) Buyer and Seller Representatives shall execute and deliver a joint written instruction to the Escrow Agent to effectuate disbursement from the Escrow Account of the Escrow Fund to the Seller Corporations, in accordance with their respective Pro Rata Shares.

(f) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, “Shortfall Amount”), then, within two (2) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, Buyer and Seller Representatives shall execute and deliver a joint written instruction to the Escrow Agent to effectuate disbursement from the Escrow Account (1) to Buyer, an amount equal to the lesser of (x) the Shortfall Amount and (y) the then remaining amount of the Escrow Fund and (2) to the Seller Corporations, in accordance with their respective Pro Rata Shares, the remainder of the Escrow Fund (if any) following the disbursement to Buyer in accordance with the preceding clause (1).

(g) Any payment made pursuant to this Section 2.5 shall be deemed an adjustment to the Purchase Price.

Section 2.6 Conditions to Closing.

(a) General Conditions. The obligation of the Parties to take the actions required to consummate the Purchase and the other transactions contemplated by this Agreement to be consummated at the Closing is subject only to the satisfaction or (to the extent permitted by applicable Law) waiver of the following conditions:

(i) Injunctions; Illegality. The Purchase is not prohibited under any Law applicable to the Parties and is not the subject of any Order issued, or threatened in writing, by a court of competent jurisdiction or other Governmental Authority that has or would have the effect of enjoining, prohibiting, restraining or making illegal the consummation of the Purchase or any of the other transactions contemplated by this Agreement.

(ii) HSR Act. The waiting period (including any extension thereof) under the HSR Act has expired or been terminated.

(b) Conditions of Buyer. The obligation of Buyer to take the actions required to consummate the Purchase and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Buyer of the following additional conditions:

(i) Compliance. Each Seller Party, each Group Company and the Seller Representatives shall have performed and complied in all material respects with the covenants set forth in Article VI that such Seller Party and such Group Company is required to perform or comply with prior to the Closing.

(ii) Representations and Warranties. (A) The representations and warranties made by the Group Companies in Article III and each Seller Party in Article IV respectively (other than the Company and Seller Fundamental Representations) (each interpreted without giving effect to any limitation or qualification as to “material”, “materiality”, “Material Adverse Effect” or similar standard or qualification) shall be true and correct in all respects on the Closing Date as if remade on such date (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except, solely in the case of this clause (A), to the extent the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (B) each Company and Seller Fundamental Representation shall be true and correct in all respects, except for any de minimis inaccuracies, on the Closing Date as if remade on such date (other than those Company and Seller Fundamental Representations made as of a specified date, which shall be true and correct in all respects, except for any de minimis inaccuracies, as of such specified date).

(iii) No Material Adverse Effect. A Material Adverse Effect shall not have occurred since the date of this Agreement.

(iv) No Legal Proceeding. There shall not be any Action by or before any Governmental Authority pending or threatened wherein an unfavorable result would prevent the carrying out of this Agreement, any other Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated hereby or thereby, cause the transactions contemplated hereby or thereby to be rescinded, or which could reasonably be expected to adversely affect the right of Buyer to own, operate or control all or a material portion of the Group Companies’ assets.

(v) Evidence of the Reorganization; Joinders. The Seller Parties, the Seller Representative and the Group Companies shall have executed and delivered to Buyer evidence in form and substance reasonably satisfactory to Buyer that the Reorganization has been consummated. The Seller Corporations shall have executed and delivered to Buyer the Joinders in form and substance reasonably satisfactory to Buyer

(vi) Closing Deliveries. The Seller Parties and the Group Companies shall have executed and delivered each of the items required to be executed and delivered by it pursuant to Section 2.4(b).

(c) Conditions of the Group Companies and Seller Parties. The obligation of each Group Company and the Seller Parties to take the actions required to consummate the Purchase and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the Group Companies of the following additional conditions:

(i) Compliance. Buyer has performed and complied in all material respects with all covenants set forth in this Agreement that Buyer is required to perform or comply with prior to the Closing.

(ii) Representations and Warranties. (A) The representations and warranties of Buyer in Article V (other than the Buyer Fundamental Representations) (each interpreted without giving effect to any limitation or qualification as to “material”, “materiality”, “material adverse effect” or similar standard or qualification) shall be true and correct in all respects on the Closing Date as if remade on such date (other than those made as of a specified date, which are true and correct in all respects as of such specified date), except, solely in the case of this clause (A), to the extent the failure of such representations or warranties to be so true and correct as has not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a material adverse effect on Buyer’s ability to consummate the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement; and (B) each Buyer Fundamental Representation shall be true and correct in all respects, except for any de minimis inaccuracies, on the Closing Date as if remade on such date (other than those Buyer Fundamental Representations made as of a specified date, which shall be true and correct in all respects, except for any de minimis inaccuracies, as of such specified date).

(iii) No Legal Proceeding. There shall not be any Action by or before any Governmental Authority pending or threatened wherein an unfavorable result would prevent the carrying out of this Agreement, any other Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or would declare unlawful the transactions contemplated hereby or thereby, or cause the transactions contemplated hereby or thereby to be rescinded.

(iv) Closing Deliveries. Buyer shall have executed and delivered each of the items required to be executed and delivered by it pursuant to Section 2.4(b).

Section 2.7 Escrow Account. At the Closing, Buyer shall deposit the Escrow Amount with Citibank, N.A. (the “Escrow Agent”), to be held in a separate account (the “Escrow Account”). The Escrow Fund shall be governed by the terms of an escrow agreement to be entered into by and among Buyer, the Seller Representatives and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). All funds contained in the Escrow Account shall be held in escrow and shall be available solely for the purpose of satisfying obligations of the Seller Parties, if any, as provided in Section 2.5 of this Agreement. Buyer and the Seller Representatives shall cause any amounts contained in the Escrow Fund that are not paid to Buyer in accordance with Section 2.5 of this Agreement to be distributed to the Seller Corporations in accordance with Section 2.5. All Parties hereto agree for all Tax purposes: (i) to the extent permitted by applicable Law, the right of the Seller Corporations to the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate; (ii) Buyer shall be treated as the owner of the Escrow Amount solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Sections 1.468B-8; (iii) if and to the extent any amount of the Escrow Amount is actually distributed to the Seller Corporations, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (iv) any interest and other investment earnings received with respect to the Escrow Amount pursuant to this Agreement in excess of 5% of the Escrow Amount shall be paid to Buyer. Clause (iv) of the preceding sentence is intended to ensure that the right of Seller Corporations to the Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All Parties hereto shall file all Tax Returns consistent with the foregoing.

Section 2.8 Expense Fund. At the Closing, Buyer will wire to the Seller Representatives $250,000 (the “Expense Fund”), which will be held by the Seller Representatives as agents and for the benefit of the Seller Parties in a segregated account and which will be used for the purposes set forth in Section 6.10. The Seller Representatives will hold the Expense Fund separate from their personal funds and will not voluntarily make it available to their creditors in the event of bankruptcy. The Seller Parties will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Seller Representatives any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representatives are not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the completion of the Seller Representatives’ responsibilities, the Seller Representatives will deliver the remaining balance of the Expense Fund to the Seller Corporations in accordance with their respective Pro Rata Shares. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Seller Corporations at Closing. The Seller Representatives are not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and have no Tax reporting or income distribution obligations hereunder except as required by applicable Law.

Section 2.9 Withholding. The Buyer and the Group Companies will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as the Buyer or the Group Companies (or any Affiliate thereof) are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that prior to making any such deduction or withholding (other than with respect to amounts payable pursuant to this Agreement that constitute compensation for services for U.S. federal income Tax purposes), the Buyer or a Group Company, as the applicable withholding agent, shall provide notice to the Seller Representatives of the amounts subject to withholding and an opportunity for the applicable recipient to provide forms or other evidence that would exempt such amounts from withholding. To the extent that amounts are so withheld and timely paid to the applicable Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

Article III

Representations and Warranties of the Group Companies

Except as set forth on the Schedules delivered in connection with this Agreement, the Group Companies represent and warrant to Buyer as follows:

Section 3.1 Due Organization and Power. Each Group Company, following the Conversion, will be a limited liability company, validly existing and in good standing under the Laws of its state of formation set forth on Schedule 3.1(a). Under such Laws, each Group Company has the power to conduct its business. Each Group Company possesses all requisite power and authority and all necessary Permits to own, operate, lease and otherwise hold its properties, to carry on its business as now conducted and to enter into and carry out the Purchase or any of the other transactions contemplated by this Agreement and each of the other agreements contemplated hereby to which a Group Company is party. The Group Companies have provided true, correct and complete copies of each Group Company’s Organizational Documents, which reflect all amendments and modifications made thereto. Schedule 3.1(b) sets forth the officers, directors and/or managers of each Group Company.

Section 3.2 Qualification. Each Group Company is duly qualified to do business in each jurisdiction where the conduct of the business of such Group Company, as the case may be, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Authorization. Each Group Company has the corporate power and authority, and has taken all corporate action necessary, to execute this Agreement and to perform its obligations hereunder, and no other corporate action on the part of the Group Companies is necessary to authorize the execution, delivery and performance of this Agreement by the Group Companies. This Agreement has been, and at the Closing each Ancillary Agreement to which any Group Company is a party shall be, duly executed and delivered by the Group Companies and, assuming that this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of such Group Company enforceable against such Group Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Consents and Filings.

(a) Assuming the filings required under the HSR Act are made, early termination has been granted or the waiting period thereunder has expired, no consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Authority, which has not been received or made, is required with respect to the Group Companies or the Seller Parties in connection with the execution or delivery of this Agreement and each Ancillary Agreement by the Group Companies or the consummation by the Group Companies of the transactions contemplated hereby, except for: (i) the consents, approvals, filings and notices set forth on Schedule 3.4(a) and (ii) any other consents, approvals, filings or notices which, if not made or obtained, would not materially affect, or make illegal, the operations of the Group Companies (expiration or termination of the waiting period under the HSR Act and the consents, approvals, filings and notices referred to in clauses (i) and (ii), the “Required and Immaterial Consents and Filings”).

(b) Except for the Required and Immaterial Consents and Filings and as set forth on Schedule 3.4(b), the execution, delivery and performance of this Agreement and each Ancillary Agreement to which any Group Company is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by the Group Companies do not and shall not (i) conflict with or result in a material breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than a Permitted Lien) upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of any Group Company or any of the Group Companies’ material assets pursuant to, (iv) give any third party the right to modify, amend, terminate, cancel or accelerate, or cause or result in any modification, amendment, termination, cancellation or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any material trade secrets of any Group Company, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational Documents of any of the Group Companies, any material Law or Order to which any Group Company is subject, any Material Contract to which a Group Company is party or bound or any material Permit held by a Group Company.

Section 3.5 Capitalization.

(a) Schedule 3.5(a) sets forth a true, correct and complete list of all of the authorized, issued and outstanding Equity Securities of the Group Companies (x) prior to giving effect to the Reorganization and (y) after giving effect to the Reorganization. All of the Equity Securities of the Group Companies are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance in all material respects with all applicable Laws. All of the Equity Securities of the Group Companies are held of record and beneficially as set forth on Schedule 3.5(a) (prior to giving effect to the Reorganization), free and clear of all Liens (other than Liens arising under the Securities Act or applicable state and comparable foreign securities Laws). The Purchased Units constitute all of the issued and outstanding Equity Securities of the Group Companies.

(b) Except for the Reorganization, (i) none of the Group Companies are, and immediately following the Closing none of the Group Companies shall be, subject to any obligation (contingent or otherwise) to issue, repurchase, redeem or otherwise acquire or retire any Equity Securities, (ii) except as set forth on Schedule 3.5(b) there are no, and immediately following the Closing there shall not be any, statutory or Contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to the Equity Securities of any Group Company, and (iii) except as set forth on Schedule 3.5(b) there are no agreements or understandings among the holders of Equity Securities of the Group Companies or among any other Persons with respect to the voting or transfer of the Group Companies’ Equity Securities or with respect to any other aspect of the Group Companies’ governance. No Group Company is a party to any outstanding option, warrant, call, put or subscription agreement that obligates it to issue, sell, repurchase or redeem any equity securities. Other than the Group Companies’ organizational documents, the Group Companies are not a party to any agreement relating to the voting or control of the Purchased Units.

(c) The Group Companies have no Subsidiaries and do not own any equity securities of any Person.

Section 3.6 Financial Statements.

(a) Schedule 3.6(a) sets forth true, correct and complete copies of the following financial statements (collectively, “Financial Statements”): (i) the audited combined balance sheets of the Group Companies as of December 31, 2020, December 31, 2019 and December 31, 2018 and the related audited combined statements of operations, changes in stockholders’ equity and cash flows for the 12- month periods then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Group Companies’ independent auditors, (ii) the unaudited combined balance sheet of the Group Companies as of June 30, 2021, and the related unaudited combined statement of operations for the six-month period then ended and (iii) the unaudited combined balance sheet (the “Latest Balance Sheet”) of the Group Companies as of July 31, 2021 (the “Latest Balance Sheet Date”), and the related unaudited combined statement of operations for the seven-month period then ended.

(b) Subject to the absence of footnotes and normal year-end adjustments and reclassifications (none of which adjustments or reclassifications would be material, individually or in the aggregate, to the Group Companies taken as a whole) with respect to any unaudited Financial Statements, the Financial Statements present fairly in all material respects the financial condition of the Group Companies as of the respective dates thereof or the operating results and cash flows of the Group Companies for the periods covered thereby in conformity with GAAP (subject to the exceptions listed in Schedule 3.6(b)), consistently applied throughout the periods covered thereby. Each of the Financial Statements (including the notes thereto, if any) has been prepared from and is consistent with the books and records of the Group Companies.

(c) The Estimated Closing Statement shall contain a good faith estimate of all of the (i) Indebtedness and (ii) Transaction Expenses, in each case, as of immediately prior to the Closing.

(d) The inventory of each Group Company consists of items of a quality and quantity useable or saleable in the ordinary course of business, except for obsolete or slow moving items, and items below standard quality, all of which have been written down on the books of such Group Company to net realizable market value or have been provided for by adequate reserves. All items included in the inventory of each Group Company are the property of such Group Company and have been included in the Financial Statements at values determined in accordance with GAAP (subject to the exceptions listed in Schedule 3.6(b)). Since the Latest Balance Sheet Date, each Group Company has managed its inventory in the ordinary course of business.

(e) The accounts receivable of the Group Companies (not including inter-Group Company accounts receivable) (i) represent actual obligations incurred by the applicable account debtors, (ii) have arisen from bona fide transactions and (iii) are not subject to any prior assignment or Liens, other than Permitted Liens, and are not subject to valid defenses, set-offs or counterclaims. Since the Latest Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of any Group Company, except for adjustments or credits in the ordinary course of business (none of which is material). Since the Latest Balance Sheet Date, each Group Company has collected and managed its accounts receivable in the ordinary course of business, and has not accelerated any such collections.

(f) The Group Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (subject to the exceptions listed in Schedule 3.6(b)). No Group Company has any material weaknesses in the design or operation of its internal controls which would materially adversely affect its ability to record, process, summarize and report financial data. No Group Company has received any material written complaint or allegation regarding its deficient accounting practices, procedures or methods or its internal accounting controls. Since the Lookback Date, there has not been any fraud or intentional misconduct with respect to the Group Companies that involves a current or former manager, director, officer, employee or agent of the Group Companies who in each case has or had an active role in the preparation of financial statements or the internal accounting controls used by the Group Companies, and there has not been any written claim or allegation regarding any of the foregoing.

(g) Except as set forth on Schedule 3.6(g), no Group Company is participating or has participated in any stimulus or relief program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) or other similar program offered by a Governmental Authority.

Section 3.7 Compliance with Laws; Anti-Bribery/Anti-Corruption Laws; International Trade Laws.

(a) Except as set forth on Schedule 3.7, the operations of the Group Companies (including each member of their respective workforce, managers, officers, directors, trustees, employees, agents, contractors and subcontractors, in each case, solely in such Person’s capacity with the Group Companies) are, and since the Lookback Date have been, in material compliance with all Laws applicable to the Group Companies, and the Group Companies have not received since the Lookback Date any written notice from any Governmental Authority alleging a material violation of such Laws. The Group Companies are in material compliance with all sanctions, export/import, anti-boycott, anti-bribery and anti-corruption Laws applicable to the Group Companies, and the Group Companies have not received since the Lookback Date any written notice from any Governmental Authority alleging a material violation of such Laws.

(b) Without limiting Section 3.7(a), none of the Group Companies or any of their directors, officers, managers, or to the Knowledge of the Group Companies, none of their employees, agents or third-party Representatives is currently or has been since the Lookback Date: (i) directly or indirectly through third parties, paid, promised or offered to pay, or authorized the payment of, anything of value to a Foreign Public Official or Entity for purposes of corruptly obtaining or retaining business; (ii) used or attempted to use any funds for any unlawful contribution, gift, entertainment, travel expense or other unlawful expenses relating to political activity or charitable donation; (iii) paid any bribe, rebate, payoff, influence payment, kickback or other un-Lawful payment to any Foreign Public Official or Entity or domestic government official or employee; or (iv) otherwise violated any Anti-bribery/Anti-corruption Laws. No officer, director, manager, employee, agent or member of the Group Companies is a foreign official within the meaning of the FCPA. To the Knowledge of the Group Companies, in connection with or relating to the business of the Group Companies, none of the Group Companies or any of their directors, officers, managers, employees, agents or Representatives is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any Anti-Bribery/Anti-Corruption Laws and no such investigation, inquiry or proceedings has been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. Since the Lookback Date, no Group Company has received written (or, to the Knowledge of the Group Companies, oral) notification or communication from any Governmental Authority asserting that such Group Company is not in compliance with, or has violated Anti-Bribery/Anti-Corruption Laws.

(c) Without limiting Section 3.7(a), none of the Group Companies, or to the Knowledge of the Group Companies, none of their directors, officers, managers, employees, agents or third-party Representatives is currently or has been since the Lookback Date: (i) been a Sanctioned Person; (ii) has conducted business with a Sanctioned Person; (iii) operated in a Sanctioned Country or has conducted any dealings with the Government of Venezuela or any entity owned or controlled by the Government of Venezuela); (iv) been in violation of any International Trade Laws or regulations relating to the export and re-export of commodities, technologies, or services including those administered by the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) and the U.S. Department of State’s Directorate of Defense Trade Controls; or (v) otherwise been in violation of any International Trade Laws, including any import or anti-boycott laws and regulations. The Group Companies have, since the Lookback Date, been in compliance with all International Trade Laws governing the importation of products into the United States. The Group Companies have been at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in United States and in jurisdiction of incorporation (collectively, the “Anti-Money Laundering Laws”), and any other jurisdiction in which the Group Companies conduct business. To the Knowledge of the Group Companies, none of the Group Companies or any of their directors, officers, managers, employees, agents or third-party representatives is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any International Trade Laws. Further, to the Knowledge of the Group Companies, no such investigation, inquiry or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. Since the Lookback Date, no Group Company has received written (or, to the Knowledge of the Group Companies, oral) notification or communication from any Governmental Authority asserting that such Group Company is not in compliance with, or has violated International Trade Laws.

Section 3.8 Absence of Certain Changes. From January 1, 2021 to the date hereof and except as set forth on Schedule 3.8: (a) other than in connection with the transactions contemplated hereby, the

Group Companies have conducted their business in the ordinary course of business in all material respects, (b) there has not been a Material Adverse Effect and (c) other than the entry into, amendment or termination of Material Contracts in the ordinary course of business, no Group Company has taken or authorized any action which, if taken or authorized on or after the date of this Agreement, would require the consent of Buyer pursuant to Section 6.1(b).

Section 3.9 Permits. Except as set forth on Schedule 3.9, the Group Companies hold, and at all times since the Lookback Date have held, all material Permits required for the ownership and use of their respective assets and the conduct of their respective businesses and are in material compliance with such Permits and have been since the Lookback Date. Each such Permit necessary to conduct the Group Companies’ business as currently conducted are valid, subsisting and are in full force and effect in all material respects and are listed on Schedule 3.9. The Group Companies have not received since the Lookback Date (a) any written notice from any Governmental Authority alleging a material violation of any such Permit or (b) any written or, to the to the Knowledge of the Group Companies, oral revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. No employee of the Group Companies holds any material Permit used in the operation of the Group Companies’ business, property or assets. The Group Companies have delivered to Buyer true, correct and complete copies of all Permits listed on Schedule 3.9.

Section 3.10 Litigation.

(a) (i) There are no, and since the Lookback Date there have been no, Actions pending or, to the Knowledge of the Group Companies, threatened, by or against any Group Company before any Governmental Authority, in each case, involving claimed amounts in excess of $250,000, and (ii) the Group Companies are not subject to any outstanding Order issued by any court of competent jurisdiction binding the Group Companies, and, to the Knowledge of the Group Companies, no such Order is threatened. There is no Action pending or, to the Knowledge of the Group Companies, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 3.10(b), no Group Company is a party to any Contract involving the settlement of a lawsuit involving a material claimed amount with respect to which (i) any amount remains unpaid or (ii) conditions precedent to the settlement thereof have not been satisfied.

Section 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) sets forth a list of each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), and each plan, program, agreement, policy, or arrangement (whether written or oral) that provides for employment, pension, retirement, deferred compensation, loan, incentive compensation, stock bonus, stock option, restricted stock, phantom equity, stock appreciation right, equity, equity appreciation right, profits interest, bonus, employee stock ownership, severance or separation pay, retention, change-in-control, golden parachute, cafeteria, flexible compensation, life insurance, vacation, paid time off, disability, sick leave, employee assistance program, health, life, dental, vision, material fringe benefit, and any other material benefit or compensation plan, program, policy, social insurance (including pension, medical insurance, unemployment insurance, work-related injury insurance, and maternity insurance), housing funds, post-employment, unemployment, workers’ compensation, overtime working or similar plan, policy, agreement or arrangement that (i) provides benefits or compensation to current or former employees or individual independent contractors of any Group Company, (ii) any Group Company maintains, sponsors, or contributes to, or has an obligation to contribute to; and/or (iii) with respect to which any Group Company has any current, contingent or future direct or indirect liability (including due to an ERISA Affiliate) that is maintained, sponsored or contributed to by the Group Companies (each, an

“Employee Benefit Plan”). With respect to each Employee Benefit Plan, the Group Companies have made available to Buyer copies of, as applicable: (i) the current plan document; (ii) the most recent summary plan description provided to participants; (iii) the most recent determination or opinion letter received from the Internal Revenue Service (“IRS”); (iv) the three most recently filed Form 5500 annual reports; and (v) and any material notices, letters, or other correspondence with or from any governmental authority relating to Employee Benefit Plans. Each Employee Benefit Plan has been administered, funded and operated in material compliance with applicable Laws and in all material respects in accordance with its terms. No claim or legal proceeding is pending or, to the Knowledge of the Group Companies, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims).

(b) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no event has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable, nor has such revocation or unavailability been threatened. The Group Companies have determined that the fees paid to a covered service provider as defined in Section 408(b)(2) of ERISA are reasonable. Nothing has occurred with respect to any Employee Benefit Plan that has subjected, or could reasonably be expected to subject, the Group Companies or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA, to a tax or penalty under Section 4975 of the Code, or to a tax or penalty under the Patient Protection and Affordable Care Act. All benefits, contributions and premiums relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(c) Neither the Group Companies nor their respective ERISA Affiliates are required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and no Employee Benefit Plan is: (i) subject to Title IV of ERISA; (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Group Companies nor their respective ERISA Affiliates has incurred or expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA or related provisions of the Code. Except as required by applicable Law, no provision of any Employee Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Employee Benefit Plan.

(d) Except as set forth on Schedule 3.11(d), none of the Employee Benefit Plans obligate the Group Companies to provide, and neither the Group Companies nor any of their respective ERISA Affiliates has any liability to provide, any current or former employee or independent contractor (or any dependent thereof) any life insurance or medical or health or other welfare benefits after his or her termination of employment other than as required under Section 4980B of the Code or any similar state or local Law.

(e) There is no pending or, to the Knowledge of the Group Companies, threatened legal action relating to an Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a governmental authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any governmental authority.

(f) Each contract, arrangement, or plan of any Group Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder. No Group Company has any obligation to gross-up, indemnify, or otherwise reimburse any employee, officer, director, independent contractor, or other service provider for any excise taxes, interest, or penalties incurred pursuant to Sections 409A or 4999 of the Code.

(g) Except as set forth on Schedule 3.11(g), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either done alone or in conjunction with any other action) (i) entitle any current or former employee, member, director, manager, officer, consultant, independent contractor, contingent worker, or leased employee (or any dependents, spouses, or beneficiaries thereof) of any Group Company to payment of any benefits, compensation, severance, transaction payments, change in control payments or any other similar payment or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation, benefits, or severance due to such individual. No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code and determined without regard to the exceptions set forth in Section 280G(b)(5) of the Code) has been made or will be made by any Group Company or any of its Affiliates, directly or indirectly, to any employee, officer, director or independent contractor in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(h) Schedule 3.11(h) sets forth a true, correct and complete list of all actions taken by the Group Companies with respect to the Employee Benefit Plans in response to the COVID-19 pandemic. Except as set forth on Schedule 3.11(h), the Group Companies have not made, and there are no facts that would reasonably be expected to give rise to, any changes to the Employee Benefit Plans resulting from disruptions caused by the COVID-19 pandemic, nor are any such changes currently contemplated.

Section 3.12 Labor Matters.

(a) The Group Companies are not party to any collective bargaining agreement with any labor union relating to its employees. There are no strikes, work stoppages or other material labor disputes pending or, to the Knowledge of the Group Companies, threatened against the Group Companies. To the Knowledge of the Group Companies, there are no ongoing or threatened union organizing activities with respect to employees of the Group Companies. Except as set forth on Schedule 3.12(a), the Group Companies are not party to any legal action or proceeding relating to employees or former employees, and, to the Knowledge of the Group Companies, there is currently no such legal action or proceeding threatened in writing against the Group Companies. Except as set forth on Schedule 3.12(a), no claims or allegations have been made against the Group Companies, or any current or former manager, director, officer, employee, or other agent thereof, for discrimination, sexual or other harassment, sexual misconduct, or retaliation, and to the Knowledge of the Group Companies, there are not any such claims threatened or pending nor is there any reasonable basis for such a claim. No Group Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by a manager, director, officer, employee or any other agent of the Group Companies. The Group Companies have no outstanding liability under the Worker Adjustment and Retraining Notification Act of 1988, and the Group Companies have not implemented any location closing prior to the date hereof that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of, or triggered the notice requirements of, any relevant legal requirement.

(b) Except as set forth on Schedule 3.12(b) and other than offer letters that do not deviate materially from the Company’s standard form made available to Buyer prior to the date hereof, the Group Companies are not party to any written contract for employment providing for an annual base salary in excess of $200,000.

(c) The Group Companies are and have been in compliance with all legal requirements relating to the employment of personnel and labor or the engagement of service providers, including, but not limited to, provisions thereof relating to wages and hours, overtime, classification of employees and independent contractors, equal opportunity, discrimination, sexual harassment, immigration, work authorization, workers’ compensation, termination, compensation, benefits, child labor, collective bargaining, plant closures and mass layoffs, laws, regulations, and guidance related to the COVID-19 pandemic, payment and withholding of payroll and other employment Taxes, the maintenance and handling of personnel records, and health and safety. Except as set forth on Schedule 3.12(c), no individual who has performed services for the Group Companies have been improperly excluded from participation in any Employee Benefit Plan, and the Group Companies have no liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt or non-exempt under the Fair Labor Standards Act and similar state law.

(d) Each Group Company has paid in full or accrued in the Group Companies’ books and records, (i) to all current, former, and temporary employees any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance, and any other amounts due upon termination of employment that are due and payable; and (ii) to all independent contractors, consultants, and other service providers any fees for services that are due and payable. No Group Company has any liability as a joint employer with respect to any temporary employees leased or staffed through a third-party entity.

(e) Schedule 3.12(e)(i) lists, for each employee of the Group Companies, unless such Personal Information is not disclosable to Buyer pursuant to applicable Laws, in which case, the name of such employee and other identifying information may be redacted to the extent necessary to comply with such applicable Laws, such employee’s name, employer, title, hire date, location, 2020 and 2021 annual salary and wage rate, the amount of total compensation received by such employee in 2020, and current annual bonus opportunity, status (as full-time or part-time, exempt or non-exempt under the Fair Labor Standards Act or similar legal requirement, and active or a description of leave and date of return, if known) and annual vacation entitlement and current accrual. Schedule 3.12(e)(ii) lists, for each individual independent contractor engaged by or providing services to the Group Companies, unless such Personal Information is not disclosable to Buyer pursuant to applicable Laws, in which case, the name of such individual and other identifying information may be redacted to the extent necessary to comply with such applicable Laws, such contractor’s name and fee rate and the total fees paid to each independent contractor in 2020 and to-date in 2021. Except as set forth on Schedule 3.12(e)(iii), no executive or managerial employee has indicated to any Group Company that he or she intends to resign or retire as a result of the transactions contemplated hereby or otherwise.

Section 3.13 Tax Matters.

(a) [Reserved.]

(b) Except as set forth on Schedule 3.13(b), each Relevant Entity has timely filed or caused to be filed all income and other material Tax Returns that it is required to file (taking into account any applicable extensions) in accordance with all applicable Laws and such Tax Returns are true, correct, and complete in all material respects.

(c) All Taxes of each Relevant Entity that are due and payable with respect to any such Tax Returns, or otherwise due and payable by any Relevant Entity, have been timely paid to the appropriate Governmental Authority.

(d) The aggregate unpaid taxes of each Relevant Entity as of the date of the Latest Balance Sheet do not exceed the current liability for Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Latest Balance Sheet (without regard to any notes thereto). Since the date of the Latest Balance Sheet, no Relevant Entity has (i) incurred any material Taxes with respect to events or transactions outside of the ordinary course of business, (ii) entered into any agreement with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax matter, (iii) filed an amended Tax Return, (iv) made, changed or revoked any Tax election; or (v) settled any Tax claim.

(e) Each Relevant Entity has timely and properly withheld in accordance with applicable Law (i) all required amounts from payments made to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. Each Relevant Entity timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(f) No Relevant Entity has ever been a member of any Affiliated Group. No Relevant Entity is liable for Taxes of any other Person as a result of successor liability, transferee liability, or otherwise other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax.

(g) Less than fifty percent (50%) of each Relevant Entity’s assets consist of interests in “United States real property interests” within the meaning of Code Section 897(c). No Seller Corporation is a foreign person within the meaning of Section 1445 of the Code.

(h) No Relevant Entity is under any audit or examination by a Tax authority with respect to any Taxes or Tax Returns of any Relevant Entity, and no Relevant Entity has received any written notice from a Tax authority that an audit or examination with respect to Taxes is being initiated, which audit or examination is not resolved.

(i) Except as set forth on Schedule 3.13(i), no Relevant Entity has received a claim from any Governmental Authority in a jurisdiction where such Relevant Entity does not file Tax Returns that such Relevant Entity (or any Indirect Seller as a result of such Indirect Seller’s ownership in the Relevant Entity) is obligated to pay Tax or file Tax Returns as a result of conducting business, owning assets, or employing employees in a jurisdiction in which such Relevant Entity (or any Indirect Seller as a result of such Indirect Seller’s ownership in the Relevant Entity) is not filing Tax Returns and paying Taxes.

(j) No Relevant Entity has entered into an agreement or waiver extending any statute of limitations relating to the payment of Taxes of such Relevant Entity that has not expired. No Relevant Entity has, with a Governmental Authority, (i) a request for a private letter ruling, (ii) a request for administrative relief, (iii) a request for a change in any method of accounting, (iv) a request for technical advice or (v) other request pending that relates to the Taxes or Tax Returns of any Relevant Entity. No Relevant Entity (nor any Indirect Seller in connection with such Indirect Seller’s ownership of any Relevant Entity) has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(k) There are no liens for Taxes (other than Permitted Liens which are statutory liens for Taxes not yet due and payable) on any assets of a Relevant Entity.

(l) No Relevant Entity has any liability for the Taxes of any Person other than such Relevant Entity as a transferee or successor, or by contract (other than commercial agreements entered into in the ordinary course of business by the Relevant Entity, the primary purpose of which are not related to Taxes (such as leases, licenses or credit agreements) and for which the Taxes related thereto have been timely paid in accordance with the terms of such agreements).

(m) No Relevant Entity has engaged in any transaction which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Except as set forth on Schedule 3.13(n), no Relevant Entity is subject to a specially granted Governmental Authority Tax holiday or Tax incentive or grant in any jurisdiction.

(o) Except as set forth on Schedule 3.13(o), no Relevant Entity pays any income Taxes in any state or local or non-U.S. jurisdiction, and no Relevant Entity is obligated to pay, directly or indirectly, any income Taxes of any of its stockholders or members (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction or otherwise). No Seller Corporation (or former member/stockholder of any Relevant Entity) has any right to any distribution with respect to Taxes (or otherwise) from any Relevant Entity that will survive the Closing.

(p) No Relevant Entity is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non- U.S. Laws); (ii) a transaction occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amount or advance payment received or paid prior to the Closing or deferred revenue realized prior to the Closing; (iv) a change in method of accounting made prior to the Closing or an adjustment made prior to the Closing pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Laws); (v) an agreement entered into with any Government Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) an election pursuant to Section 965(h) of the Code; or (vii) the application of Section 263A of the Code (or any similar provision of state, local or non-U.S. Laws). No Relevant Entity has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code or Section 456 of the Code (or any corresponding provision of state or local Law). No asset of any Relevant Entity is an interest in a Flow-Through Entity. No Relevant Entity uses the cash basis method of accounting for income Tax purposes.

(q) None of the assets of any Relevant Entity is tax-exempt use property under Section 168(h) of the Code. No portion of the cost of any asset of any Relevant Entity has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code. None of the assets of any Relevant Entity is property that any Relevant Entity is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code.

(r) [Reserved]

(s) Except as set forth on Schedule 3.13(s), no Tax elections have been made (or are pending) and no actions relating to Taxes have been taken (or are pending), in each case, by any Relevant Entity pursuant to any Coronavirus Legislation.

(t) Each Group Company has duly elected to be treated as an S corporation pursuant to Section 1362(a) of the Code and the Laws of each state and other jurisdiction in which such Group Company conducts business or could otherwise be subject to income Taxes. Except as set forth on Schedule 3.13(t), each such election was initially effective as of the date of formation of such Group Company and was effective at all times on or prior to the applicable Contribution. Except as set forth on Schedule 3.13(t), at all times following such Contribution and prior to the applicable Conversion, each Group Company was a qualified subchapter S subsidiary pursuant to Section 1361(b)(3)(B) of the Code. Except as set forth on Schedule 3.13(t), at all times since the Conversion, each Group Company has been a disregarded entity for federal income Tax purposes and no election has been made (or is pending) to change such status. No event has occurred (or fact has existed) that would preclude a Group Company from initially qualifying as an S corporation under Section 1361(a) or which would terminate any Group Company’s corporation status, other than the Reorganization. No Governmental Authority has provided notice to a Group Company challenging the effectiveness of any such S corporation elections. No Group Company has incurred (or has any potential for) any liability for income Taxes under Section 1374 of the Code (or any similar provision of any state’s or local jurisdiction’s applicable Laws) on the disposition or sale of any asset (whether actual or deemed). No Group Company has incurred (or has any potential for) any liability for income Taxes in any state or other jurisdiction on the sale or other disposition of any asset (whether actual or deemed). No Group Company has any liability for Taxes under Section 1363(d) of the Code that is payable after the Closing Date. No Group Company has made an election under Section 444 of the Code.

(u) Each Seller Corporation is properly treated as an S corporation pursuant to Revenue Ruling 2008-18 and Section 1362(a) of the Code and the Laws of each state and other jurisdiction in which each Seller Corporation conducts business or could otherwise be subject to income Taxes. No event has occurred (or fact has existed) that would preclude any Seller Corporation from initially qualifying as an S corporation under Section 1361(a) or which would terminate any Seller Corporation’s S corporation status. No Governmental Authority has provided notice to a Seller Corporation challenging the effectiveness of any such S corporation elections. No Seller Corporation has incurred (or has any potential for) any liability for income Taxes under Section 1374 of the Code (or any similar provision of any state’s or local jurisdiction’s applicable Laws) on the disposition or sale of any asset (whether actual or deemed). Except as set forth on Schedule 3.13(u), no Seller Corporation has incurred (or has any potential for) any liability for income Taxes in any state or other jurisdiction on the sale or other disposition of any asset (whether actual or deemed). No Seller Corporation has any liability for Taxes under Section 1363(d) of the Code that is payable after the Closing Date. No Seller Corporation has made an election under Section 444 of the Code.

Section 3.14 Proprietary Rights; Data Privacy and Security.

(a) The Group Companies own all right, title, and interest in, or have a valid and enforceable license or other permission to use, all Group Company Proprietary Rights, free and clear of all Liens (other than Permitted Liens). A Group Company is the sole and exclusive owner of all Owned Proprietary Rights and no Person other than a Group Company (including current and former founders, employees, contractors, and consultants of a Group Company) has any right, title, or interest, directly or indirectly, in whole or in part, in any Owned Proprietary Rights. All Owned Proprietary Rights are valid, subsisting, and enforceable.

(b) Schedule 3.14(b) sets forth an accurate and complete list of the Registered Proprietary Rights and material unregistered Trademarks, including the jurisdiction where each item of such Registered Proprietary Rights is registered or filed, the applicable patent or registration number and application number, the record owner, and the legal or beneficial owner (if different from the record owner). All necessary filings, maintenance, and renewals, and timely payment of requisite fees have been made with respect to the Registered Proprietary Rights set forth on Schedule 3.14(b). Except as set forth on

Schedule 3.14(b), no loss or expiration of any Owned Proprietary Rights is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms, and not as a result of any act or omission by the Group Companies (including failure by the Group Companies to pay any required maintenance fees) and except for immaterial items of Owned Proprietary Rights that, in the reasonable business judgement of the Group Companies, are not used or useful anymore.

(c) The Group Companies have taken all necessary and desirable action to maintain and protect all of the Owned Proprietary Rights. The Group Companies have taken commercially reasonable measures to protect (i) the confidentiality of all trade secrets and any other material confidential information that is Owned Proprietary Rights and (ii) any confidential information owned by any Person to whom a Group Company has a confidentiality obligation. No such trade secrets or confidential information have been disclosed by the Group Companies to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets and confidential information by such Person. Except as set forth on Schedule 3.14(c), all Persons who have created any Proprietary Rights for or on behalf of a Group Company have executed valid and enforceable written assignments of any such Proprietary Rights to, and waivers of all moral rights in favor of, the applicable Group Company, and the Group Companies have delivered true, correct and complete copies of such assignments to the Buyer. To the Group Companies’ Knowledge, no Person is in violation of any such confidentiality or assignment agreements.

(d) No funding, facilities, or personnel of any Governmental Authority or any university or other educational institution or research organization has been used in connection with the development of any Owned Proprietary Rights and the Group Companies and their predecessors have not participated in any standards setting organization. No Governmental Authority, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Proprietary Rights.

(e) The Group Companies do not own any Owned Software.

(f) The Group Company IT Assets are operational, fulfill the purposes for which they were acquired and are sufficient in all material respects for the current needs of the business of the Group Companies. The Group Companies have disaster recovery, data back-up, and security plans, procedures, and facilities and has taken commercially reasonable steps to safeguard the availability, security, and integrity of the Company IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code. Except as set forth on Schedule 3.14(f), the Group Companies have maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Company IT Assets used in the business of the Group Companies. Since the Lookback Date, the Company IT Assets have not suffered any material failures.

(g) Since the Lookback Date, the conduct of the business of the Group Companies and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products and services and the Group Company Proprietary Rights have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, any Proprietary Rights, or rights of publicity, of any Person. No Group Company is the subject of any pending legal proceeding that either alleges a claim of infringement, misappropriation, or other violation of any Proprietary Rights, or rights of publicity, of any Person, or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Proprietary Rights, and no such claims have been asserted or threatened in writing against a Group Company. No Group Company has received any written notice contesting the validity, enforceability, registrability, patentability or ownership of any of Group Company Proprietary Rights and no Person has notified any Group Company in writing that any of such Person’s Proprietary Rights, or rights of publicity, are infringed, misappropriated, or otherwise violated by any Group Company or that any Group Company requires a license to any of such Person’s Proprietary Rights. To the Knowledge of the Group Companies, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Proprietary Rights. No written claims alleging any infringement, misappropriation, or other violation have been made against any Person by any Group Company.

(h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of a Group Company’s right to own or use any Group Company Proprietary Rights. Immediately subsequent to the Closing, the Group Company Proprietary Rights will be owned or available for use by the relevant Group Company on terms and conditions identical or substantially similar to those under which the Group Company owns or uses the Group Company Proprietary Rights immediately prior to the Closing, without payment of additional fees.

(i) The Group Companies are, and since the Lookback Date have been, in compliance with all applicable Privacy and Security Requirements. Except as set forth on Schedule 3.14(i), the Group Companies, and any third-party Processing Personal Data on behalf of the Group Companies, have not experienced any Security Breaches, and, to the Knowledge of the Group Companies, there are no notices or complaints from any Person regarding a Security Breach. Except as set forth on Schedule 3.14(i), the Group Companies have not received any notices or complaints from any Person (including any Governmental Authority) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. The Group Companies do not engage in the sale, as defined by applicable Law, of Personal Information.

(j) Except as set forth on Schedule 3.14(j), the Group Companies have valid and Lawful rights to Process all Protected Data that is Processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. All sales and marketing activities by the Group Companies are, and since the Lookback Date have been, in compliance with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. The Group Companies have implemented, and have required all third parties that receive Protected Data from or on behalf of the Group Companies to implement, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person.

Section 3.15 Brokerage. Except as set forth on Schedule 3.15, neither Buyer nor a Group Company is, or following Closing will be, responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of a Group Company prior to the Closing.

Section 3.16 Material Contracts.

(a) Except as set forth on Schedule 3.16(a), the Group Companies are not party to any:

(i) pension, profit sharing, retirement, retention, bonus, incentive, unit option, phantom unit, employee unit purchase or other material plan or Contract providing for deferred compensation to employees;

(ii) collective bargaining agreement or any other Contract with any union or labor organization;

(iii) Contract that relates to the past (to the extent there are any material obligations or Liabilities of any Group Company surviving thereunder) or future acquisition of any Person or any business division thereof or disposition of any material assets or properties by any Group Company outside the ordinary course of business, or any past (to the extent there are any material obligations or Liabilities of any Group Company surviving thereunder) or future merger or business combination with respect to any Group Company, including any letter of intent currently in effect with respect thereto;

(iv) Contract for the engagement or employment of any current officer, individual employee, service provider or other Person on a full-time, part-time, individual consulting or other basis with annual base compensation in excess of $250,000 (other than offer letters that do not deviate materially from the Company’s standard form made available to Buyer prior to the date hereof) or any Contract providing for severance or similar payments or any Contract relating to loans (other than routine advances for business expenses made in the ordinary course of business and offer letters that do not deviate materially from the Company’s standard form made available to Buyer prior to the date hereof) to any current or former employee, officer, manager, director or Affiliate or any Contract relating to a professional employer organization, staffing company or a temporary employment agency;

(v) Contracts under which any Group Company has directly or indirectly advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Group Companies’ employees in the ordinary course of business);

(vi) Contract relating to Indebtedness or the mortgaging, pledging or otherwise granting of a Lien (including pursuant to any credit support or similar agreement) on any asset or group of assets of any Group Company, or any letter of credit arrangements (whether drawn or undrawn) or performance bond arrangements;

(vii) Contract under which any Group Company is lessee of or holds or operates any personal property under which the aggregate annual rental payments exceed $150,000;

(viii) Contract under which any Group Company is lessor of or permits any third party to hold or operate any personal property owned or controlled by a Group Company under which the aggregate annual rental payments exceed $50,000;

(ix) Contracts with (A) Key Customers and (B) Key Suppliers (in each case, other than (i) fulfilled purchase orders and (ii) unfulfilled purchase orders of less than $250,000);

(x) Contract for the purchase of services, supplies, raw materials, components or equipment which is reasonably expected to involve payment by the Group Companies of more than $250,000;

(xi) [Reserved];

(xii) Contract relating to the ownership of any Equity Securities (including all agreements related to any joint venture), other than any Equity Securities in another Group Company;

(xiii) Contract: (A) whereby any Group Company is granted a right or license with respect to any Proprietary Right of any other Person, but excluding Off-the-Shelf Licenses having a replacement cost of less than $50,000 and rights granted under non-disclosure agreements entered into in the ordinary course of business; or (B) whereby any Group Company grants to any other Person any license with respect to any Proprietary Right, but excluding non-exclusive licenses of Proprietary Rights granted to customers in the ordinary course of business and excluding Contracts primarily for the provision of services to or from a Group Company in which the licenses to Proprietary Rights granted in such Contract are merely incidental to the transactions contemplated in such agreement;

(xiv) Contract prohibiting it from freely engaging in any business or competing anywhere in the world, soliciting any Person (other than employees in the ordinary course of business) or acquiring any entity;

(xv) Contract containing any (A) requirement, supply, “take or pay”, minimum volume commitment or similar unconditional purchase or payment obligation binding upon any Group Company, (B) exclusivity provision, (C) any “most favored nation”, “most favored pricing” or similar clause, or (D) right of first refusal, first offer or first negotiation;

(xvi) Contract for capital expenditures involving payments of more than $250,000 individually, or $500,000 in the aggregate, after the date hereof;

(xvii) Contract providing for indemnification of any Person with respect to Liabilities relating to any current or former business of a Group Company or any predecessor Person, in each case, other than Contracts with a customer or supplier of a Group Company entered into in the ordinary course of business; or

(xviii) Contract with any Governmental Authority.

(b) (i) Except as set forth on Schedule 3.16(b), each contract listed on Schedule 3.16(a) or required to be listed on Schedule 3.16(a) (each, a “Material Contract”) is legal, valid, in full force and effect, binding and enforceable on the Group Company that is party thereto and, to the Knowledge of the Group Companies, each other party thereto, except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (ii) neither the Group Company that is party to a Material Contract nor, to the Knowledge of the Group Companies, any other party to a Material Contract is in material breach of such Material Contract. No Group Company has received any written or, to the Knowledge of the Group Companies, oral notice of the intention of any party to terminate, cancel or materially modify any Material Contract. The Group Companies have made available to Buyer a true, correct and complete copy of each of the written Material Contracts, together with all amendments, extensions, guarantees and other binding supplements thereto, and an accurate description of each of the oral Material Contracts, including all amendments, waivers or other changes thereto.

Section 3.17 Environmental Matters. The Group Companies are and since the Lookback Date have been in material compliance with all applicable Environmental Laws. The Group Companies possess all material Permits required pursuant to Environmental Laws for their occupancy of the Leased Real Property or the operation of their business, all such Permits are valid and in full force and effect, and the Group Companies are and since the Lookback Date have been in compliance in all material respects with all such Permits. Except as set forth on Schedule 3.17, no Group Company has received any written notice, demand, or claim from any Governmental Authority or other Person of any material violation of, or material liability under, any applicable Environmental Laws that remains unresolved. There are no suits, litigation, actions, or proceedings pending or threatened in writing against any Group Company before or by any Governmental Authority under Environmental Laws, and no Group Company is subject to any outstanding order of any Governmental Authority under Environmental Laws. No Group Company has generated, treated, stored, Released, disposed of, arranged for or permitted the disposal of, transported, arranged for or permitted the transportation of, handled, designed, manufactured, sold, marketed, distributed, or exposed any Person to any Hazardous Substance, in each case so as to give rise to any material Liability to any Group Company under Environmental Laws. No Group Company has entered into any contract that requires it to assume or provide an indemnity with respect to any material liabilities of any other Person arising under Environmental Laws. The Group Companies have made available to Buyer copies of all Phase I or Phase II environmental site assessment reports and environmental compliance audits relating to any Group Company or any of its current or former real properties, in each case which are in their possession or under their reasonable control.

Section 3.18 Real Property. The Group Companies do not own, and since the Lookback Date have not owned, any real property. Schedule 3.18 sets forth: (i) each lease and sublease (“Lease”) for the use or occupancy of real property leased or subleased by the Group Companies (collectively, “Leased Real Property”); (ii) the address of each Leased Real Property; and (iii) the name of each landlord and tenant under such Lease. The Group Companies have delivered to Buyer true, correct and complete copies of each such Lease, including any amendments, or guaranties related thereto. Excluding any effect of the consummation of the transactions contemplated hereby, with respect to each Lease: (A) the Group Companies have not subleased or otherwise granted any right to use or occupy any portion of the Leased Real Property subject thereto; (B) such Lease is binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general equitable principles and (C) neither the Group Company party to any Lease, nor, to the Knowledge of the Group Companies, any other party to any Lease, has breached such Lease, except to the extent such breach has been cured and/or would not have a Material Adverse Effect. The Leased Real Property listed on Schedule 3.18 comprises all of the real property used in the business of the Group Companies. None of the Group Companies has collaterally assigned or granted any security interest in a Lease or any interest therein. All buildings, structures, improvements and building systems on or within the Leased Real Property are in good condition and repair, normal wear and tear excepted, and are sufficient for the present operation of the business of Group Company that is a party to such Lease. No Group Company has received any written notice of any condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any Leased Real Property or any portion thereof or interest therein.

Section 3.19 Assets. Each Group Company has good and valid title to or, in the case of property held under a lease or other Contractual obligation, an enforceable (except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles) leasehold interest in, or adequate right to use, all of its material tangible personal properties and assets (including all equipment, furniture, machinery, vehicles and fixtures) used or held for use by it, shown on the Latest Balance Sheet or acquired thereafter (the “Assets”), free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the Latest Balance Sheet Date and Permitted Liens.

(a) Except as set forth on Schedule 3.19(a), all tangible Assets are (i) in good condition and repair (ordinary wear and tear excepted) in all material respects, (ii) free from latent and patent defects, (iii) fit for use in the ordinary course of business and (iv) in material conformity with all applicable Laws relating to their use and operation. Since the Lookback Date, there has not been any significant interruption of the Group Companies’ business due to inadequate maintenance or obsolescence of the Assets.

(b) Except as set forth on Schedule 3.19(b), the assets, properties and rights owned, leased or licensed by a Group Company constitute all of the assets, properties and rights, of every type and description, whether tangible or intangible, necessary for the conduct of the Group Companies’ business as currently conducted and as has been conducted during the twelve (12)-month period prior to the date hereof.

Section 3.20 Insurance. Schedule 3.20 contains a true, correct and complete list, and a description (including the carriers, nature of the coverage, deductibles, premiums and liability limits of such policies) of each insurance policy maintained by, or on behalf of, the Group Companies as of the date hereof with respect to its properties, assets and business or directors, managers and officers of the Group Companies. Each such policy is in full force and effect and all premiums thereunder have been paid in accordance with the terms thereof, and no Group Company has any Liability with respect to retroactive or retrospective premium adjustments. No Group Company or, to the Knowledge of the Group Companies, any other Person, is in default with respect to its obligations under any such insurance policy, nor has any Group Company received written notice of, nor to the Knowledge of the Group Companies is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Except as set forth on Schedule 3.20, no claim currently is pending under any such policy involving an amount in excess of $100,000. The types and amounts of coverage provided in such insurance policies are commercially reasonable in the context of the business and operations in which the Group Companies are engaged. To the Knowledge of the Group Companies, no event has occurred which, with notice or the lapse of time, or both, would constitute a material breach or material default or permit termination, modification or acceleration under any such insurance policies. The Group Companies have delivered to Buyer correct and complete copies of each such insurance policy.

Section 3.21 Transactions with Affiliates. Schedule 3.21 sets forth a list of all Contracts between a Group Company, on the one hand, and any Seller Party or any officer, director, equityholder or Affiliate of a Group Company or Seller Party, or, to the Knowledge of the Group Companies, any individual related by blood, marriage or adoption to the foregoing (other than a Group Company) (collectively “Company Affiliates”), on the other hand. (X) No Seller Party and (Y) to the Knowledge of the Group Companies, no other Company Affiliate: (a) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Group Company or (ii) engaged in a business related to the business of any Group Company or (b) owns any material properties or assets used in the operation of the businesses of the Group Companies.

Section 3.22 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.22, the Group Companies do not have any material Liabilities other than: (a) Liabilities fully reserved against and reflected on the Latest Balance Sheet, (b) Liabilities that have arisen after the Latest Balance Sheet Date in the ordinary course of business (none of which is a Liability resulting from noncompliance with any applicable Laws, Orders or Permits, breach of contract, breach of warranty, tort, , lawsuit or other Action), (c) Liabilities to the extent included or to be included in the calculation of Final Indebtedness, Final Transaction Expenses or Final Working Capital, or (d) executory obligations existing as of the date hereof pursuant to any Contract to which a Group Company is a party, which, in each case, are not related to any breach or default by such Group Company.

Section 3.23 Customers and Suppliers.

(a) Schedule 3.23(a) contains a true, correct and complete list of the twenty (20) largest customers, resellers or distributors, calculated on the basis of combined revenue (the “Key Customers”), of the Group Companies for (i) the fiscal year ended December 31, 2020 and (ii) the period from January 1, 2021 to the Latest Balance Sheet Date, and sets forth opposite the name of each such Key Customer the amount and percentage of combined revenue of the Group Companies attributable to such Key Customer during such periods. In the last twelve (12) months, (A) no Key Customer has materially reduced or materially altered (in a manner adverse to the Group Companies) its relationship or the terms of its business with the Group Companies, (B) none of the Group Companies has received written, or to the Knowledge of the Group Companies, oral notice from any Key Customer of any termination, material reduction or material alteration (in a manner adverse to the Group Companies) in such Key Customer’s relationship with the Group Companies or that such Key Customer intends to, or has any Knowledge that any Key Customer will, terminate, materially reduce or materially alter (in a manner adverse to the Group Companies) its relationship with any Group Company and (C) since December 31, 2020, no Group Company is or has been involved in any material claim, dispute or controversy with any Key Customer.

(b) Schedule 3.23(b) contains a true, correct and complete list of the twenty (20) largest vendors, licensors, service providers and other suppliers (the “Key Suppliers”) of the Group Companies (measured by aggregate spend) for (i) the fiscal year ended December 31, 2020 and (ii) the period from January 1, 2021 to the Latest Balance Sheet Date, and sets forth opposite the name of each Key Supplier the amount of expenses attributable to (whether directly or through) such supplier during such periods. In the last twelve (12) months, (A) no Key Supplier has materially reduced or materially altered (in each case, in a manner adverse to the Group Companies) its relationship or the terms of its business with the Group Companies, (B) none of the Group Companies has received written, or to the Knowledge of the Group Companies, oral notice from any Key Supplier of any termination or material reduction or material alteration (in each case, in a manner adverse to the Group Companies) in such Key Supplier’s relationship with the Group Companies or that such Key Supplier intends to, or has any Knowledge that any Key Supplier will, terminate, materially reduce or materially alter (in each case, in a manner adverse to the Group Companies) its relationship with any Group Company and (C) since December 31, 2020, no Group Company is or has been involved in any material claim, dispute or controversy with any Key Supplier.

Section 3.24 Warranties; Product Recalls.

(a) Except as set forth on Section 3.24(a), all products designed, manufactured, distributed, sold or delivered by any Group Company since the Lookback Date have been in conformity in all material respects with all applicable Contractual commitments and all express and implied warranties. No products manufactured, sold or delivered by any Group Company are subject to any guaranty, warranty, or other indemnity beyond the Group Companies’ applicable standard terms and conditions provided to Buyer prior to the date hereof (or immaterial deviations therefrom). No Group Company has been notified since the Lookback Date of any claims (and to the Knowledge of the Group Companies, there are no threatened claims) for any product returns, warranty obligations or product services relating to any of its products or services outside the ordinary course of business.

(b) No Group Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold, leased or delivered by such Group Company or performance of any service by such Group Company, including any arising out of the defective or unsafe nature of the products or services of any Group Company, and there exists no basis for any such Liability. There have been no product liability claims that have been filed and served against any Group Company since the Lookback Date.

(c) There have not been since the Lookback Date, nor is there currently ongoing by any Group Company or any Governmental Authority, any recall or post-sale warning in respect of any product designed, manufactured, distributed, sold or delivered by or on behalf of a Group Company.

Section 3.25 Transportation Safety.

(a) The Group Companies maintain Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the categories assessed by the United States Department of Transportation (“DOT”) in connection therewith. To the Knowledge of the Group Companies, there are no deficiencies or violations which would materially adversely affect such rating or CSA Scores and there is no notice of any intended, pending or proposed audit of operations by the DOT or any other Governmental Authority having jurisdiction over the operations of the Group Companies.

(b) Since the Lookback Date, the Group Companies have not engaged non-Group Company motor carriers other than de minimis expenditures on non-Group Company motor carriers.

(c) Schedule 3.25(c) sets forth the total number of employee-drivers employed by any Group Company and owner-operators with which any Group Company is a party to valid and binding agreements.

(d) Contracts between owner-operators and independent contractors and the Group Companies comply with the Federal Leasing Regulations under 49 CFR Part 376, and such Contracts constitute a bona fide agreement whereby such individuals are independent contractors to, and are not employees of, any Group Company, and there are no disputes, claims, charges, or allegations pending or, to the Knowledge of Group Companies, threatened at law or in equity before any Governmental Authority that challenge (i) the compliance of any Group Company under any Law, (ii) the independent contractor nature of such contracts or independent contractor’s work status, or (iii) other understandings or arrangements of any nature.

Article IV

Representations and Warranties of the Seller Parties

Except as set forth on the Schedules delivered in connection with this Agreement, each Seller Party severally and not jointly represents and warrants to Buyer, solely as to such Seller Party, as follows:

Section 4.1 Title.

(a) Prior to the Reorganization, each Indirect Seller was the lawful and sole, beneficially and of record, holder all of the Equity Securities of the Predecessor Corporation set forth opposite such Indirect Seller’s name on Schedule 4.1(a), free and clear of all Liens (other than restrictions under applicable securities Laws or under a Group Company’s organizational documents made available to Buyer prior to the date hereof).

(b) Such Seller Corporation is the lawful and sole, beneficially and of record, holder of all of the Purchased Units set forth opposite such Seller Corporation’s name on Schedule 4.1(b), free and clear of all Liens (other than restrictions under applicable securities Laws), and at the Closing will deliver all of such Purchased Units to Buyer free and clear of all Liens (other than restrictions under applicable securities Laws). As of the Closing, the Purchased Units constitute all of the Equity Securities of the Group Companies.

Section 4.2 Authorization. Such Seller Party has the requisite power and authority to execute this Agreement and to perform such Seller Party’s obligations hereunder. This Agreement has been duly executed by such Seller Party and, assuming that this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.3 Due Organization and Power. Each Seller Corporation is a corporation, validly existing and in good standing under the Laws of its state of formation set forth on Schedule 4.3. Under such Laws, each Seller Corporation has the power to conduct its business. Each Seller Party possesses all requisite power and authority and all necessary Permits to own, operate, lease and otherwise hold its properties, to carry on its business as now conducted and to enter into and carry out the Purchase or any of the other transactions contemplated by this Agreement (including the Reorganization) and each Ancillary Agreement to which such Seller Party is party.

Section 4.4 Consents and Filings.

(a) Assuming the waiting period under the HSR Act has expired or been terminated, no consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Authority, which has not been received or made, is required with respect to any Seller Party in connection with the execution or delivery of this Agreement and each Ancillary Agreement by such Seller Party or the consummation by the Seller Parties of the transactions contemplated hereby, except for the Required and Immaterial Consents and Filings.

(b) Assuming the waiting period under the HSR Act has expired or been terminated, the execution, delivery and performance of this Agreement (including the Reorganization) and each Ancillary Agreement to which any Seller Party is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller Party does not and shall not (i) conflict with or result in a material breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of any Group Company or any of the Group Companies’ material assets pursuant to, (iv) give any third party the right to modify, amend, terminate, cancel or accelerate, or cause or result in any modification, amendment, termination, cancellation or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any material trade secrets of any Group Company, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational Documents of any of the Group Companies, any material Law or Order to which any Seller Party is subject, any Material Contract to which a Group Company is party or bound or any material Permit held by a Group Company.

Section 4.5 Brokerage. Neither Buyer nor, following the Closing, a Group Company will be responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller Party prior to the Closing.

Section 4.6 Litigation. (a) There are no Actions pending or, to the Knowledge of the Seller Parties, threatened, by or against any Seller Party before any Governmental Authority, that (i) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of such Seller Party to consummate the transactions contemplated hereby, (ii) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or (iii) relates to, or involves, any Group Company, and (b) no Seller Party is subject to any outstanding Order, nor to such Seller Party’s knowledge, is any such Order threatened or issued by any court of competent jurisdiction that (i) individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of such Seller Party to consummate the transactions contemplated hereby, (ii) seeks to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or (iii) relates to, or involves, any Group Company.

Article V

Representations and Warranties of Buyer

Buyer represents and warrants to the Group Companies and the Seller Parties as follows:

Section 5.1 Due Organization and Power. Buyer is a limited liability company duly formed under the Laws of State of Delaware and has the requisite limited liability company power and authority to conduct its business. Buyer is duly qualified to do business in each jurisdiction where the conduct of the business of Buyer requires such qualification, except in such jurisdictions where the failure to be so qualified would not reasonably be expected to prevent, or result in any delay in the consummation of, the transactions contemplated hereby.

Section 5.2 Authorization. Buyer has the requisite limited liability company power and authority, and has taken all limited liability company action necessary or required to execute this Agreement and to perform its obligations hereunder. The execution and performance of this Agreement by Buyer and the performance by Buyer of its obligations hereunder have been duly authorized and approved. This Agreement has been duly executed by Buyer and, assuming that this Agreement constitutes a valid and binding obligation of the other Parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 5.3 Consents and Filings.

(a) Except as set forth on Schedule 5.3(a), and assuming the waiting period under the HSR Act has expired or been terminated, no consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Authority that has not been received or made, is necessary or required by or with respect to Buyer in connection with the execution of this Agreement by Buyer and the consummation by Buyer of any of the transactions contemplated hereby.

(b) The execution of this Agreement by Buyer does not, and the consummation by Buyer on the Closing Date of the transactions contemplated hereby will not: (i) require the prior written consent of any Person under any Contract to which Buyer is a party or result in a material breach thereof; or (ii) contravene any Law applicable to Buyer. Buyer’s Organizational Documents do not prohibit or limit the consummation of the transactions contemplated hereby.

Section 5.4 Brokerage. No banker, broker, agent or other Person acting for or on behalf or at the behest of Buyer or any Affiliate thereof is, or will be, entitled to any fee or commission (including any brokerage commission or finder’s fee) in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.5 Debt Financing. Buyer has delivered to the Group Companies a true, correct and complete copy of the executed Debt Commitment Letter, attached hereto as Exhibit D. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner since Buyer provided, on or prior to the date of this Agreement, a fully executed copy of the Debt Commitment Letter. Neither Buyer nor any of its Affiliates has entered into any amendment or modification to the Debt Commitment Letter or any agreement, side letter or other arrangement with respect to the Debt Financing contemplated by the Debt Commitment Letter among the parties thereto, in each case, that would add any condition precedent to funding of the Debt Financing or otherwise expand or adversely amend or modify any of the conditions precedent to the receipt of the Debt Financing, reduce the amount of the Debt Financing below an amount necessary to fund all of the amounts required to be provided by Buyer for the consummation of the Purchase and the other transactions contemplated by this Agreement to occur on the Closing Date, adversely affect the availability of the Debt Financing or delay or prevent the Closing or make the funding of the Debt Financing less likely to occur. Assuming the satisfaction of the conditions set forth in Section 2.6(a) and Section 2.6(b) and that the Debt Financing is funded in accordance with the Debt Commitment Letter (including any “market flex” provisions related thereto), the aggregate net proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) when funded in accordance with the terms of the Debt Commitment Letter will be sufficient to consummate the Purchase and the other transactions contemplated by this Agreement on the Closing Date. As of the date of this Agreement, the commitment contained in the Debt Commitment Letter has not been withdrawn, rescinded or repudiated in any respect and no such withdrawal, rescission or repudiation is contemplated. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and represents a legal, valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter and except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Buyer has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable by Buyer on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Buyer or, to the knowledge of Buyer, any other party thereto under the Debt Commitment Letter or that would result in the Debt Financing contemplated thereby to be unavailable or materially delayed. Assuming the satisfaction of the conditions set forth in Section 2.6(a) and Section 2.6(b) and compliance by the Group Companies with Section 6.15 (other than any failures to comply with Section 6.15 that, individually and in the aggregate, are not material), Buyer has no reason to believe that it or any Debt Financing Source will be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it or that the full amount of the Debt Financing contemplated by the Debt Commitment Letter will not be available on the Closing Date. The only conditions precedent or other contingencies related to the funding of the Debt Financing contemplated by the Debt Commitment Letter on the Closing Date that will be included in the definitive documentation for the Debt Financing shall be the conditions set forth in the Debt Commitment Letter as in effect on the date of this Agreement. Notwithstanding anything to the contrary, the Debt Financing is not a condition precedent to the consummation of the transactions contemplated by this Agreement.

Section 5.6 Solvency. Assuming that (x) the representations and warranties of the Group Companies set forth in Article III of this Agreement and the representations and warranties of the Seller Parties set forth in Article IV of this Agreement are true, correct and complete in all material respects as of the date of this Agreement and as of the Closing, (y) the Seller Parties and each Group Company has complied in all material respects with its covenants and other agreements hereunder and (z) immediately prior to giving effect to the transactions contemplated hereby, the Group Companies will be solvent under applicable Law, immediately after giving effect to the transactions contemplated hereby, Buyer and the Group Companies will be solvent under applicable Law. Buyer is not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.

Section 5.7 Litigation. There is no Action by or before any Governmental Authority pending against or affecting Buyer or its Affiliates that could adversely affect in any material respect the transactions contemplated hereby.

Article VI

Covenants, Obligations and Other Agreements

Section 6.1 Interim Covenants.

(a) Operating Covenants. Unless set forth on Schedule 6.1(b) or Buyer otherwise consents in writing (which consent may not be unreasonably withheld, delayed or conditioned) and except for the Reorganization or as required by applicable Law, prior to the Closing, (i) the Group Companies shall operate their respective businesses solely in the ordinary course of business; provided, further, that: (i) nothing contained in this Agreement shall give Buyer the right to control or direct in any manner the operations of the Group Companies; or restrict the ability of the Group Companies to pay any cash dividend, pay (or make provision for payment in respect of) any expenses or other liabilities, or engage in any intercompany transactions, in each case, prior to the Adjustment Time and (ii) other than in the ordinary course of business, the Group Companies shall use commercially reasonable efforts to (A) preserve substantially intact their business and all of its material assets and properties (real and personal); (B) keep available the services of its current officers and key employees; (C) preserve their current relationships with customers, resellers, distributors, suppliers and other Persons, in each case, with which they have material business relations; and (D) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted.

(b) Certain Actions. Without limiting the generality of Section 6.1(a), except for (x) the Reorganization, (y) as required by this Agreement or applicable Law, or (z) as set forth on Schedule 6.1(b), prior to the Closing none of the Seller Parties nor the Group Companies shall, without the prior written consent of Buyer (which consent may not be unreasonably withheld, conditioned or delayed):

(i) issue or sell, or consent to the transfer or pledge of, any Equity Securities of the Group Companies;

(ii) repurchase or redeem Equity Securities of the Group Companies;

(iii) declare any dividend of cash that is payable after the Adjustment Time or property;

(iv) split, combine, subdivide or reclassify any Equity Securities of the Group Companies;

(v) make any change to the Organizational Documents of the Group Companies;

(vi) adopt a plan of complete or partial liquidation or dissolution;

(vii) make any change to any accounting methods, practices, estimation techniques, assumptions, policies or principles except as required by changes in GAAP or applicable Law;

(viii) modify in any respect its cash management practices, including any delay or postponement of the payment of any accounts payable or any other Liability, any agreement with any party to extend the payment date of any accounts payable or expenses, salaries, bonuses, or any other Liability or obligation, or otherwise engaging in any activity the purpose or intent of which is to accelerate to earlier periods the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods;

(ix) settle or otherwise compromise any material Action or threatened Action for an amount in excess of $250,000;

(x) acquire any business (in any form of transaction) at a cost in excess of $200,000;

(xi) sell, assign, lease, license or otherwise transfer any of its tangible assets, except in the ordinary course of business for fair value;

(xii) sell, assign, lease, license or otherwise transfer to a third party, or abandon or permit to lapse or expire any material Proprietary Rights (other than non-exclusive licensing of Proprietary Rights in the ordinary course of business);

(xiii) make any capital expenditures or commitments therefor of more than $250,000 in the aggregate;

(xiv) make any loans or advances to, guarantees for the benefit of or any investments in any Person (other than routine advances for business expenses made in the ordinary course of business);

(xv) subject any of its material properties or material assets to any Lien, except for Permitted Liens;

(xvi) directly or indirectly engage in any transaction, arrangement or Contract with any Company Affiliate;

(xvii) terminate, waive or materially amend or modify any Material Contract, or waive, or materially amend or modify any Group Company’s rights thereunder, except in the ordinary course of business consistent with past practice;

(xviii) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $250,000 per year in any single case;

(xix) (A) materially increase the compensation, severance or termination pay, bonus, commission, fee, or benefits payable to any of its current or former directors, officers, individual service providers or any other employees, except as may be required under existing employment Contracts or Employee Benefit Plans or general merit based increases in the ordinary course of business, (B) hire any new employees or engage any new independent contractors, unless such hiring or engagement is in the ordinary course of business and is with respect to employees or contractors having an annual base salary or fee and target cash incentive compensation opportunity not reasonably expected to exceed $200,000, (C) enter into or materially amend any Contracts of employment, including any offer letter, or any consulting, bonus, commission, severance, retention, change in control, equity or equity-based award, retirement or similar agreement, except (1) for employment agreements or offer letters for newly hired employees in the ordinary course of business with an annual base salary and target cash incentive compensation opportunity not reasonably expected to exceed $200,000 or (2) for any such amendments that may be required to bring any such Contracts into compliance with applicable Laws, (D) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required by applicable Law), or (E) terminate the employment or service of any employee or other individual service provider of any Group Company with an annual base salary and target cash incentive compensation opportunity that exceeds $200,000, other than for cause;

(xx) enter into any collective bargaining Contract or similar Contract or, through negotiation or otherwise, make any commitment to incur any liability to any labor organization or union;

(xxi) (A) incur any material Taxes with respect to events or transactions outside of the ordinary course of business, (B) enter into any agreement with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax matter, (C) file an amended Tax Return, (D) make, change or revoke any Tax election; or (E) settle any Tax claim; or

(xxii) authorize, commit or agree, whether orally or in writing, to do any of the foregoing.

(c) Reasonable Best Efforts; Time of the Essence. Subject to the terms set forth herein and to applicable Law, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6. Subject to the Seller Parties’ right to receive the Reverse Termination Fee on the terms set forth in Section 8.4, it is the intention of the Parties that the obligations of Buyer to consummate the transactions contemplated by this Agreement are not in any way contingent on or otherwise subject to the consummation of any financing arrangement, any of Buyer or any Affiliate thereof obtaining any financing or the availability, grant, provision or extension of any financing to Buyer or any Affiliate thereof. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

(d) Exclusivity. From the date hereof until the Closing or the earlier termination of this Agreement, none of the Seller Parties, the Group Companies or the Seller Representatives shall take, and each such Person shall not permit any of its Affiliates, officers, managers, directors, employees, Representatives, consultants, financial advisors, attorneys, accountants or other agents to: (i) solicit, initiate or facilitate discussions or engage in discussions, negotiations or other communications with any Person (whether such discussions are initiated by any Seller Party, Group Company or the Seller Representatives, an Affiliate thereof, a third party or otherwise), other than Buyer or its Affiliates, relating to an Acquisition Transaction; (ii) provide non-public information or documentation with respect to the Group Companies to any Person, other than to Buyer or its or their Representatives, for purposes of facilitating an Acquisition Transaction; or (iii) enter into a letter of intent or any definitive agreement with any Person, other than Buyer or its Affiliates, effecting an Acquisition Transaction. Upon execution and delivery of this Agreement, the Seller Parties, the Group Companies or the Seller Representatives immediately shall cease and cause to be terminated (and shall cause their respective Representatives to cease) all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to an Acquisition Transaction.

(e) Communications; Access. During the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, without the prior written consent of the Group Companies (not to be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall not permit any of its Affiliates or its or their Representatives to) contact or otherwise communicate with any supplier, customer, lessor, regulator, acquisition target (or representative thereof), contractor or employee of the Group Companies in connection with the transactions contemplated hereby except to the extent Buyer has been in contact with such employee in connection with the transactions contemplated hereby prior to the date hereof; provided, however, that, the Group Companies will provide Buyer and its authorized Representatives reasonable access, during normal business hours and on reasonable notice, to senior management of the Group Companies in connection with the transition of the ownership of the Group Companies to Buyer, so long as such access does not unreasonably interfere with the operations of the Group Companies and occurs in a manner that the Group Companies determines to be reasonably appropriate to protect the confidentiality of the transactions contemplated hereby and the health and safety of the employees of the Group Companies. All requests for such access shall be directed in writing to the Group Companies.

Section 6.2 Confidentiality. Information obtained by Buyer, its Affiliates and its and their Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between Buyer and Raymond James & Associates (on behalf of the Seller Parties), dated June 3, 2021 (“Confidentiality Agreement”). The Confidentiality Agreement (and all provisions and obligations thereunder, including any provisions or obligations which by the terms of the Confidentiality Agreement survives the termination thereof) shall terminate and be of no further force and effect as of the Closing (without any action required by any Person); provided, that if for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Except as set forth in Section 6.4 or to the extent required by applicable Law and in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, the Parties shall keep the terms of this Agreement confidential (it being understood that the Parties may disclose such terms to their respective Representatives pursuant to the terms of the Confidentiality Agreement to the extent necessary in connection with consummating the transactions contemplated hereby so long as such Persons agree to keep the terms of this Agreement confidential). Prior to the Closing, the Group Companies and Buyer will coordinate to design and execute on a plan to notify material customers, suppliers, the Group Companies’ employees and other business relations of the transactions contemplated hereby.

Section 6.3 Antitrust Laws. Prior to the date hereof, each of Buyer and the Group Companies has filed the Notification and Report Forms required pursuant to the HSR Act. Each of Buyer and the Group Companies shall: (x) use reasonable best efforts to take all actions necessary to obtain the expiration or termination of the waiting period under the HSR Act and any other consents required from any Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws (“Antitrust Authorities”); and (y) at the earliest practicable date, comply with any formal or informal written request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority. Each of Buyer and the Group Companies shall: (w) promptly notify each other of any substantive written communication made to or received by Buyer or the Group Companies, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby; (x) subject to applicable Law, permit each other to review in advance any proposed substantive written communication to any such Antitrust Authority and incorporate reasonable comments thereto; (y) not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend; and (z) furnish each other with copies of all substantive correspondence, filings and written communications between such Party and their Affiliates and their respective Representatives, on one hand, and any such Antitrust Authority or its respective staff, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby; provided, however, that the Parties shall not be required to share filings made under the HSR Act; and provided, further, that materials may be redacted before being provided to the other Party (x) to remove references concerning the valuation of the Group Companies or individual customer pricing information, (y) as necessary to comply with contractual arrangements and (z) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns. Without limiting the foregoing, Buyer shall take all steps necessary and prudently advisable to avoid or eliminate any impediment under any Antitrust Law so as to: enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as possible and avoid any lawsuit by any Governmental Authority which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date; provided, however, that Buyer’s obligations in this Section 6.3 shall not require Buyer or its Affiliates to propose or agree to sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses, relationships, contractual rights or obligations, or interests of Buyer, the Group Companies or any of their respective Affiliates, nor take such other actions that otherwise limit Buyer’s freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of Buyer, the Group Companies, or their Affiliates.

Section 6.4 Press Release. Any press or other public release or announcement concerning this Agreement or the transactions contemplated hereby must be approved by each of Buyer and the Seller Representatives prior to such release or announcement, except (a) to the extent such release or announcement consists of information previously included in a release or announcement made in compliance with this Section 6.4, (b) that each of the Parties may make announcements from time to time as is necessary to comply with applicable Law (in which case the other Party shall be afforded a reasonable opportunity to review and comment on such communication prior to its issuance, distribution or publication, to the extent permitted by applicable Law) and (c) each of the Parties may make such disclosure as is reasonably necessary in connection with the enforcement of any of its rights under this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. The Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with Tax and financial reporting obligations; provided, that (i) the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract to, keep the terms of this Agreement confidential and so long as the Parties shall be responsible to the other Parties hereto for breach of this Section 6.4 or such confidentiality obligations by the recipients of its disclosure), and (ii) The Jordan Company, L.P., and its Affiliates may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to their respective Affiliates in order that such Persons may provide customary information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners and prospective limited partners, including in connection with their fundraising and reporting activities.

Section 6.5 Expenses. Except as otherwise provided in this Agreement, each Party shall be liable for and pay all of the fees, costs and expenses incurred thereby in connection with the sale process and the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, however, that (a) Buyer shall be liable and pay for: (i) all filing fees under the Antitrust Laws; and (ii) all premiums, commitment, diligence, underwriting and similar fees or expenses with respect to any representations and warranties insurance policy obtained by Buyer and with respect to the D&O Insurance up to $135,405 (the “D&O Cost Cap”); and (b) Transaction Expenses will be borne, severally and not jointly, by the Seller Parties and paid in accordance with Section 2.4(b)(xvi).

Section 6.6 Tax Matters.

(a) Without the prior written consent of Seller Representatives, Buyer shall not, and shall not permit any Successor Entities to, (i) amend any Tax Return of a Group Company for a Pre-Closing Tax Period or Straddle Period, (ii) enter into any voluntary disclosure agreements (or initiate discussions or examinations with any Taxing authority) regarding Taxes of a Group Company for any Pre-Closing Tax Period or Straddle Period, (iii) file any Tax Return of a Group Company in any jurisdiction if the Group Company did not file a comparable Tax Return involving similar Tax items in such jurisdiction in the immediately preceding Tax period, or (iv) take any action on the Closing Date but after the Closing, including engaging in any transactions outside of the ordinary course of business on the Closing Date (other than as expressly contemplated by this Agreement), in each case, if any of the foregoing would increase the amount of any Taxes that are included in the calculation of Working Capital or Indebtedness.

(b) The Seller Representatives shall prepare, or cause to be prepared, at the expense of the Seller Parties, and shall timely file, or cause to be timely filed, (i) all Tax Returns of the Group Companies due (after taking into account all appropriate extensions) on or prior to the Closing Date (“Pre-Closing Tax Returns”), and (ii) all Tax Returns and reports for the Group Companies for any Pre-Closing Tax Period which the items of income, deduction, credit, gain or loss thereon are passed through to the Seller Parties, including any composite state income Tax Returns that are required to be filed after the Closing Date (the “Pass-Through Returns” and collectively with the Pre-Closing Tax Returns, the “Seller Prepared Returns”). Such Seller Prepared Returns shall be prepared in a manner consistent with past practices, except as required by applicable Law. The Seller Representatives shall deliver or cause to be delivered to Buyer copies of each such Pass-Through Return at least 30 days prior to the due date for filing such Pass-Through Returns, and the Seller Representatives shall consider in good faith any revisions to such Pass-Through Returns as are reasonably requested by the Buyer in writing at least five days prior to their due date. In addition, the Parties agree that any Tax deduction arising from the payment of bonuses, banker fees, lawyer fees, Transaction Expenses and other transaction or other expenses that otherwise reduced the Purchase Price or made by the Group Companies or the Seller Corporations in connection with the transactions contemplated by this Agreement shall be allocable to the Pre-Closing Tax Period or the portion of the Straddle Period ending on the Closing Date, to the extent permitted by applicable Law.

(c) The Buyer and the Seller Representatives shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Pass-Through Returns, and (ii) any dispute, examination, audit, inquiry, claim hearing, investigation, action or other proceeding or matter with respect to any Pass-Through Return (a “Pass-Through Tax Contest”). Such cooperation shall include (w) taking any actions reasonably necessary to ensure the validity of each Group Company’s Subchapter S election for all Pre-Closing Tax Periods, (x) providing certificates or forms, and timely executing any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax, and (y) obtaining and providing appropriate forms, providing the necessary powers of attorney, retaining and providing records and information that are reasonably relevant to any such Pass-Through Returns or Pass-Through Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Buyer shall give reasonably prompt written notice to the Seller Representatives of any Pass-Through Tax Contest. The Seller Representatives shall have the right, at the expense of the Seller Parties, using the counsel and representatives of the Seller Representatives’ choice, to represent the interests of the Group Companies in such Pass-Through Tax Contest and control the conduct and resolution of such Pass-Through Tax Contest; provided that the Buyer shall have the right to participate at its own expense in any such matter, or portion thereof, relating to the Group Companies that the Seller Representatives control; and provided further that the Seller Representatives shall not settle or compromise any such Pass-Through Tax Contest in a manner that reasonably would be expected to adversely affect the Buyer or the Group Companies in any Tax period or portion thereof beginning after the Closing Date without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer and the Group Companies shall execute appropriate powers of attorney so as to allow the Seller Representatives to control any such Pass-Through Tax Contest as described above.

(d) The amount of any Tax refund (without any interest other than any interest paid or credited with respect thereto by the applicable Governmental Authority) of the Group Companies attributable to the penalty imposed on the Group Companies for failure to maintain minimum essential coverage (health coverage) (a “Pre-Closing Tax Refund”) shall be for the benefit of the Group Companies. Promptly upon the receipt of any such refund (or when used by the Buyer, the Group Companies (or any Affiliates of the foregoing) to offset any Taxes of such entity for any Tax period (or portion thereof) beginning after the Closing Date), the Buyer shall pay to the Seller Corporations as additional Purchase Price from the Buyer for the Purchased Units pursuant to this Agreement such amounts (net of (i) any Taxes realized by the Buyer, the Group Companies, or any of their Affiliates on receipt of such refund (or use of such credit or offset), and (ii) any reasonable, out-of-pocket expenses that the Buyer, the Group Companies, or any of their Affiliates incur with respect to such refund) within 15 days of receipt thereof or entitlement thereto. The Buyer shall have the right, using the counsel and representatives of the Buyer’s choice, to represent the interests of the Group Companies in such Tax refund and control the conduct and resolution of such Tax refund; provided, however, that (A) the Buyer shall control such process in good faith, (B) the Seller Representatives, at the sole cost and expense of the Seller Corporations, shall have the right to participate in any such process, (C) the Buyer shall not allow any Group Company to settle or otherwise resolve any such process without the prior written consent of the Seller Representatives (which will not be unreasonably withheld, delayed, or conditioned), and (D) the Buyer shall use commercially reasonable efforts to take any action necessary for the Group Companies to promptly claim such Tax refunds. If the Buyer elects not to control such process, it shall provide prompt notice to the Seller Representatives and the Seller Representatives shall have the right, using the counsel and representatives of the Seller Representatives’ choice, to represent the interests of the Group Companies in such Tax refund and control the conduct and resolution of such Tax refund; provided, however, that (A) the Seller Representatives shall control such process in good faith, (B) the Buyer, at its sole cost and expense, shall have the right to participate in any such process, and (C) the Seller Representatives shall not (and shall not allow any Group Company) to settle or otherwise resolve any such process without the prior written consent of the Buyer (which will not be unreasonably withheld, delayed, or conditioned). Notwithstanding the foregoing, the aggregate amount of the Pre-Closing Tax Refunds (including interest and other payments made with respect thereto) shall in no event exceed $250,000. Nothing in this Section 6.6(d) shall require that the Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Buyer and the Group Companies) if such refund is reflected as a current asset (or offset to a current liability) in the Final Working Capital, or in the calculation of Final Indebtedness or Final Transaction Expenses, in each case, as finally determined.

(e) The Buyer further agrees to pay (or cause the Group Companies to pay) to the Seller Corporations (or their designees), reasonably promptly following the receipt thereof, any amounts (i) actually refunded to the Group Companies from Rohden Portas e Artefatos de Madeira Ltda or its Affiliates with respect to duty/tariff fees or charges attributable to any period up to and including the Closing Date (the “Brazil Refund Matter”) or (ii) actually released to the Group Companies from the $500,000 principal amount held by Sentry Insurance (to the extent such amount remains held by Sentry Insurance as of the Closing Date) as security for the workers’ compensation policy of the Group Companies (the “Sentry Refund Matter”), in each case, net of (A) any Taxes realized by the Buyer, the Group Companies, or any of their Affiliates on receipt of such refund or receipt of such release, and (B) any reasonable, out-of-pocket expenses that the Buyer, the Group Companies, or any of their Affiliates incur with respect to such refund or receipt of such release. With respect to the Sentry Refund Matter, Buyer shall cause the Group Companies to use commercially reasonable efforts to work with Sentry Insurance to have such amount released to the Group Companies for further payment to the Seller Corporations reasonably promptly following such time as all known claims under such workers’ compensation policy as of the Closing Date have been closed and/or settled (taking into account any reasonable period required by Sentry Insurance to process the release of such amount). With respect to the Brazil Refund Matter, the amount payable to the Seller Corporations under this Section 6.6(e) shall not exceed $903,770.45 in the aggregate.

(f) For all purposes in respect of this Agreement (including the calculation of Working Capital and Indebtedness) and the transactions contemplated hereby, in the case of Straddle Period, the portion of Taxes allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of all other Taxes, determined as though the Taxable year terminated at the end of the Closing Date.

(g) The Buyer will pay fifty percent of all excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, and other similar Taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, in connection with the transfer of the Purchased Units pursuant to this Agreement (“Transfer Taxes”), and the Seller Parties shall pay fifty percent of all Transfer Taxes. The Buyer will prepare and timely file, or will cause to be prepared and timely filed, all Tax returns or other documentation relating to the Transfer Taxes.

(h) The Buyer and the Seller Corporations intend that each Contribution together with the applicable Q-Sub Election shall each qualify as a “reorganization” within the meaning of Code Section 368(a)(1)(F) such that the applicable Seller Corporation shall succeed to the applicable Group Company’s S corporation election and that the Conversion shall have no income Tax effect. The Buyer and Seller Parties agree that the sale of the Purchased Units is intended for all applicable income Tax purposes to be treated as a sale and purchase of assets. Within sixty (60) days of the final determination of Final Working Capital, Buyer shall provide to the Seller Representatives a schedule allocating the purchase price attributable to each Group Company (including the liabilities of the applicable Group Company) among the assets of the applicable Group Company (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the methodologies set forth on Schedule 6.6(h). The Parties hereto shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price. The Buyer and the Seller Representative will attempt in good faith to resolve any disagreements regarding Purchase Price Allocation. If the Buyer and the Seller Representative are unable to resolve any such disagreement within sixty (60) days of the delivery of the Purchase Price Allocation to Seller Representative, such disagreement will be resolved by an independent certified public accounting firm mutually acceptable to the Buyer and Seller Representative using the methodologies set forth on Schedule 6.6(h). The fees and expenses of such accounting firm will be borne fifty percent (50%) by the Seller Corporations and fifty percent (50%) by the Buyer. The Parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a final determination of the applicable Governmental Authority.

Section 6.7 Compensation and Benefits. Buyer will provide each employee of the Group Companies immediately prior to the Closing Date (“Continuing Employees”) for a period of one year following the Closing, (a) a base salary or hourly wage rate, as applicable, that is no less favorable than provided to such Continuing Employee immediately prior to the Closing Date, and (b) benefits (excluding any defined benefit pension, equity or equity-related, nonqualified deferred compensation, and post-termination or retiree welfare benefit plans and arrangements) that are substantially comparable, in the aggregate, to the benefits afforded to such Continuing Employee immediately prior to the Closing Date. In addition, Buyer shall use commercially reasonable efforts to ensure that each Continuing Employee is given credit under any benefit plan or personnel (including vacation, sick leave and severance) policies that cover such Continuing Employee after the Closing Date for purposes of eligibility and vesting and, solely in respect of severance, vacation and sick leave, accrual, for such Continuing Employee’s service with the Group Companies. Buyer shall use commercially reasonable efforts to allow Continuing Employees to participate in each plan providing welfare benefits without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such Continuing Employee by the corresponding Employee Benefit Plans immediately prior to the Closing Date, and, if any of such welfare plans are terminated prior to the end of the plan year that includes the Closing Date, Buyer shall use commercially reasonable efforts to credit the Continuing Employee with any expenses that were covered by such plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans, except, in each case, where such crediting would result in duplicate benefits or retroactive contributions. With respect to each cash incentive or bonus plan in which a Continuing Employee participates immediately prior to the Closing that is listed on Schedule 6.7, Buyer agrees that, with respect to any such incentives or bonuses payable in respect of calendar year 2021 (or any portion thereof), regardless of when payable, (i) it will not amend such plan (including, without limitation, targets or other conditions thereunder), (ii) with respect to the executive bonus component of the DCP, subjective determinations or metrics under such plan regarding leadership, which constitute one-third of such bonus component, will be deemed earned at target (subject to funding of the plan based on the actual achievement of the applicable objective criteria), (iii) bonus calculations will be made consistent with past practice (e.g., the allocation of costs by Buyer to the Group Companies for purposes of calculating whether targets have been met will be consistent with past practice) and (iv) payment of such incentives or bonuses will be made per the terms of the applicable plan and in no event later than March 15, 2022. Without limitation, Buyer agrees that it will honor the Retention Agreements. With respect to the Reeb Millwork Executive Bonus and Deferred Compensation Program (the “DCP”) (A) the DCP shall be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(ix)(B) effective as of the Closing, (B) all benefits credited to each DCP participant thereunder shall be paid to such participant in a single lump at Closing (the “Closing DCP Payments”), and (C) any existing bonus deferral elections for 2021 shall be cancelled and payment of such previously deferred bonuses shall be made in accordance with the provisions above in this Section 6.7 (the “Post-Closing DCP Payments”). This Section 6.7 shall not (1) constitute or be deemed to be an amendment to any Employee Benefit Plan or any other compensation or benefit plan, program or arrangement of the Group Companies, (2) limit Buyer’s or the Group Companies’ rights to terminate any Continuing Employee for any reason at any time or otherwise obligate Buyer or any Group Company to continue the employment or any particular term of employment of any Continuing Employee of, or the service relationship of any other service provider to, any Group Company for any period of time after the Closing, (3) confer upon any Person other than the Parties and their respective permitted successors and assigns any legal or equitable rights or remedies of any nature whatsoever (including any third-party beneficiary rights) with respect to the provisions of this Section 6.7; or (4) except as explicitly set forth in this Section 6.7, limit the ability of Buyer or any Group Company to establish, amend, modify or terminate any Employee Benefits Plan, benefit or compensation plan, program, agreement, Contract, policy or arrangement in accordance with applicable Law. For the avoidance of doubt, following the Closing, Buyer shall cause the Group Companies to pay the Deferred Bonuses to the payees thereof as and when due. In addition, the Seller Corporations shall take, or cause to be taken, all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Reeb Millwork Corporation 401(k) Plan (the “401(k) Plan”).

Section 6.8 Representations and Warranties Insurance. In the event Buyer obtains a representations and warranties insurance policy in connection with the transactions contemplated hereby, (a) Buyer shall be solely responsible for all fees, costs, expenses, Taxes and premiums relating to such policy and (b) such policy shall expressly waive any claims of subrogation against the Seller Parties or any of their respective Affiliates or Representatives with respect to any claim made by any insured thereunder, except solely in the case of claims for Fraud.

Section 6.9 Tail Policies; Directors’ and Officers’ Indemnification.

(a) Buyer agrees that all rights to indemnification or exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of the Group Companies have such indemnification and exculpation rights (collectively, the “Covered Persons”) as provided in its Organizational Documents and indemnification agreements set forth on Schedule 6.9(a) (the “Disclosed Indemnification Agreements”) or as provided under

Law will survive the transactions contemplated hereby and will continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing Date. Without limiting the foregoing, for a period of not less than six years from the Closing, Buyer will not, and will not permit the Group Companies to, amend, modify or terminate its Organizational Documents or the Disclosed Indemnification Agreements regarding or related to such indemnification or exculpation matters in a manner that would be adverse to the Covered Persons with respect to pre-Closing periods.

(b) Prior to the Closing, the Group Companies will obtain non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Closing from insurance carriers with the same or better claims-paying ability ratings as the Group Companies’ current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance” ), for the Persons who are or were prior to the date hereof, covered by the Group Companies’ existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Group Companies’ existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the transactions contemplated hereby). The costs of the D&O Insurance shall be borne in accordance with Section 6.5 and shall be subject to the D&O Cost Cap.

(c) If Buyer or its successors or assigns transfers all or substantially all of its (or the Group Companies’) properties and assets to any Person, then, and in each such case, proper provisions will be made so that the successors and assigns of Buyer will assume all of the obligations of Buyer set forth in this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and will be enforceable by, each Covered Person, his or her heirs, executors or administrators and his or her other Representatives and cannot be amended in a manner adverse to a Covered Person without such Person’s consent. The Parties agree that each Covered Person (including his or her heirs, executors or administrators and his or her other Representatives) is intended to be, and will be, a third party beneficiary of this Agreement for the purpose of this Section 6.9.

Section 6.10 Seller Representatives.

(a) Each Seller Party hereby irrevocably appoints the Seller Representatives as such Seller Party’s representatives, exclusive agents, proxies and attorneys in fact (coupled with an interest) for all purposes under this Agreement, including the full power and authority on such Seller Party’s behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (ii) to give and receive notices and communications under this Agreement; (iii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, any post-Closing adjustment of the Initial Purchase Price in accordance with subsections (b) through (f) of Section 2.5); (iv) to authorize disbursement to each Seller Party of any funds received on behalf of such Seller Party under this Agreement or otherwise; (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith (without the prior approval of such Seller Party); (vi) to take all other actions to be taken by or on behalf of such Seller Party in connection with this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith, but in each case subject to and in accordance with the terms of any agreement between the Seller Representatives and the Seller Parties or the Group Companies, as the case may be; and (vii) to utilize the Expense Fund in connection with any of the foregoing. Such agency and proxy granted to the Seller Representatives and the powers, immunities and rights to indemnification granted to the Seller Representatives hereunder: (A) are coupled with an interest, are therefore irrevocable without the consent of the Seller Representatives and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Seller Party and shall be binding on any successor thereto and (B) shall survive the delivery of an assignment by any Seller Party of the whole or any fraction of his, her or its interest in any amounts to which such Seller Party may become entitled hereunder. All decisions and actions by the Seller Representatives shall be made or taken, as the case may be, by mutual agreement of the Seller Representatives. All decisions and actions by the Seller Representatives shall be binding upon such Seller Party, and such Seller Party shall have no right to object, dissent, protest or otherwise contest the same. The Seller Representatives may resign at any time, and may be removed or replaced by the vote of the Seller Parties whose holdings of Purchased Units entitled them collectively to at least a majority of the aggregate Final Purchase Price.

(b) The Seller Representatives shall not incur any liability to any Seller Party (in the absence of gross negligence, willful misconduct or fraud) while acting in good faith and arising out of or in connection with the acceptance or administration of their duties or the exercise of their rights under this Agreement or any agreement between the Seller Representatives and the Seller Parties or the Group Companies, as the case may be. The Seller Representatives shall not be liable for any action or omission pursuant to the advice of counsel. Each Seller Party hereby, severally based on its pro rata share (in the case of the Indirect Sellers, their pro rata share shall be based on the Equity Securities such Indirect Seller held of the Group Companies prior to the Reorganization), and not jointly, indemnifies, defends and holds harmless and agrees to reimburse the Seller Representatives against all costs, damages, losses, liabilities, claims, expenses (including reasonable attorneys’ fees and costs of other skilled professionals and in connection with seeking recovery from insurers), judgments, fines and amounts paid or incurred (collectively, the “Representative Expenses”) incurred by the Seller Representatives arising out of or in connection with the Seller Representatives’ execution and performance of this Agreement or any agreement between the Seller Representatives and the Seller Parties or the Group Companies, in each case as such Representative Expenses are suffered or incurred; provided that, in the event that any such Representative Expenses are finally adjudicated to have been directly caused by the gross negligence, willful misconduct or fraud of the Seller Representatives, the Seller Representatives will reimburse the Seller Parties the amount of such indemnified Representative Expenses to the extent attributable to such gross negligence, willful misconduct or fraud. If not paid directly to the Seller Representatives by the Seller Parties, any such Representative Expenses may be recovered by the Seller Representatives from the Expense Fund.

(c) Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Seller Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representatives under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representatives or the termination of this Agreement.

(d) Unless otherwise consented to in writing by the Seller Representatives, for a period of seven years after the date of this Agreement, Buyer shall use commercially reasonable efforts to preserve and retain, or to cause the Group Companies to preserve and retain, in accordance with the record retention policies of the Group Companies in effect immediately prior to the Closing, the books and records of the Group Companies relating in whole or in part to any period prior to the Closing without first offering to surrender to the Seller Representatives such books and records or any portion thereof which Buyer or the Group Companies may intend to destroy, alter or otherwise dispose of.

(e) The Seller Representatives will treat confidentially and not use or disclose the terms of this Agreement, any other agreement contemplated hereby or any nonpublic information from or about Buyer, the Seller Parties or the Group Companies to anyone, except that the Seller Representatives may disclose the terms or information to the Seller Parties and to the Seller Representatives’ employees, attorneys, accountants, financial advisors, agents or authorized representatives on a need-to-know basis for purposes of carrying out the Seller Representatives’ obligations hereunder, as long as such Person has agreed in writing to treat such information confidentially.

(f) Buyer may conclusively rely upon any decision, act, consent or instruction of either Seller Representative as being the decision, act, consent or instruction of each Seller Party (without further evidence of any kind whatsoever). Buyer is hereby relieved from any liability to any Seller Party for any acts taken by Buyer in accordance with such decision, act, consent or instruction of either Seller Representative.

Section 6.11 Intercompany Arrangements. All intercompany payables or receivables between any Seller Party, on the one hand, and any Group Company, on the other hand, existing as of immediately prior to the Closing shall be terminated as of immediately prior to the Closing without any action required by any Person and without any further Liability with respect to any such terminated payables or receivables.

Section 6.12 Consents. At Buyer’s request prior to the Closing, the Group Companies shall use reasonable best efforts to assist Buyer with obtaining any consents to the transactions contemplated by this Agreement that may be required from parties to Contracts, leases, licenses or other agreements to which any Group Company is a party (including Material Contracts) or other approvals or waivers; provided that such reasonable best efforts shall not include any requirement of the Group Companies or any of their respective Affiliates to expend a non-de minimis amount of money, commence any Action, waive or surrender any material right, modify any agreement (including any Material Contract) or offer or grant any other material accommodation or concession (financial or otherwise) to any third party.

Section 6.13 Data Room. Within ten (10) Business Days after the Closing Date, the Seller Representatives shall deliver to Buyer five (5) USB flash drives containing all of the documents in the Data Room as of the Closing Date.

Section 6.14 Release. Effective as of the Closing, each Seller Party, on its own behalf and on behalf of its past, present or future directors, officers, managers, employees, Affiliates, members, partners, equityholders, Representatives, successors and assigns, including any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law (each, a “Seller Releasing Party”), hereby absolutely, unconditionally and irrevocably releases and forever discharges each Group Company and their respective past, present or future directors, officers, managers, employees, Affiliates (including Buyer Persons), members, partners, equityholders, Representatives, successors and assigns (collectively, the “Company Released Parties”) from the following (collectively, the “Seller Released Claims”): all claims, actions, causes of action, suits, debts, Liabilities, obligations (including Contractual obligations), sums of money, accounts, covenants, Contracts, controversies, promises, damages, judgments, executions, claims and demands arising out of, relating to or in any way connected with any Group Company, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect, or nominally or beneficially possessed or claimed by a Seller Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Seller Releasing Party ever had, now has or hereafter can, shall or may have against any of the Company Released Parties in respect of any and all agreements, Liabilities entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims or circumstances existing on or prior to the Closing Date and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that Seller Released Claims shall not include (i) any rights and claims arising under or out of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, (ii) any claim or right to indemnification under any indemnification or similar agreement set forth in Schedule 6.14 between the Seller Party and/or its Affiliates and a Group Company, or available to the Selling Party pursuant to a Group Company’s Organizational Documents, (iii) any claim by a Selling Party who is an employee of a Group Company on the date hereof in respect of any vested rights under any employee benefit plans, unpaid wages, base salary, bonuses, commissions and reimbursable out-of-pocket expenses that have accrued prior to the date hereof and are included in the calculation of Final Working Capital, Final Transaction Expenses or

Final Indebtedness, (iv) any claim by a Selling Party who is a consultant or service provider of the Company in respect of earned compensation that has accrued prior to the date hereof and is included in the calculation of Final Working Capital, Final Transaction Expenses or Final Indebtedness, and (iv) any claim that cannot be released as a matter of Law.

Section 6.15 Debt Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary or advisable to obtain the Debt Financing contemplated by the Debt Commitment Letter on the terms and subject to the conditions described in the Debt Commitment Letter, including to (i) maintain in effect the Debt Commitment Letter (including any definitive agreements entered into in connection therewith) until the earliest of the consummation of the Purchase, the termination of this Agreement or the time at which any Alternative Financing is obtained, (ii) satisfy on a timely basis (taking into account the anticipated timing of the syndication of the Debt Financing) all conditions in the Debt Financing Agreements (as defined below) and in the Debt Commitment Letter applicable to Buyer (and that are within its control) to obtaining the Debt Financing contemplated thereby, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on terms and conditions contained in the Debt Commitment Letter (as modified, to the extent exercised, by the “market flex” provisions applicable thereto) or otherwise consistent in all material respects with the Debt Commitment Letter and on other terms that would not (A) add any condition precedent to funding of the Debt Financing, or otherwise expand or adversely amend or modify any of the conditions precedent to the receipt of the Debt Financing, or (B) reduce the amount of the Debt Financing below an amount necessary to fund all of the amounts required to be provided by Buyer for the consummation of the Purchase and the other transactions contemplated by this Agreement on the Closing Date (such definitive agreements, together with the Debt Commitment Letter, the “Debt Financing Agreements”), and (iv) consummate the Debt Financing at or prior to the Closing, taking into account the anticipated timing of the syndication of the Debt Financing (which efforts shall include making demand upon the Debt Financing Sources to consummate the Debt Financing to the extent the conditions thereto have been satisfied (other than those which are dependent upon, or are to occur simultaneously with, the funding of the Debt Financing)), in each case, subject to the Group Companies’ compliance with their obligations under Section 6.15(c) (other than any failures to comply with Section 6.15(c) that, individually and in the aggregate, are not material); provided, however, that Buyer may (1) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof, (2) amend the Debt Commitment Letter in accordance with the “market flex” provisions thereof, (3) amend the Debt Commitment Letter solely with respect to the terms and conditions of credit extensions that will be used after the Closing and not affected the amount or conditions of the credit extensions that will be used to consummate the Transaction at Closing and (4) otherwise replace or amend the Debt Commitment Letter so long as (I) the terms are not less beneficial to Buyer with respect to conditionality than those in the Debt Commitment Letter as in effect on the date hereof and (II) such replacement or amendment otherwise satisfies the terms and conditions of for an Alternative Financing as set forth in Section 6.15(b). Buyer shall keep the Group Companies informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing to the extent reasonably requested by the Group Companies for purposes of monitoring the progress of the activities relating to the Debt Financing to the extent not prohibited by the confidentiality provisions contained in the Debt Financing Agreements. Without limiting the generality of the foregoing, Buyer will promptly notify the Group Companies (A) if Buyer becomes aware of any material breach or material default by any party to any of the Debt Financing Agreements, (B) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to (x) any material breach, default, termination or repudiation under or in respect of any Debt Financing Agreement by any party thereto or (y) any material dispute or material disagreement between or among any parties to any of the Debt Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing necessary to fund the Initial Purchase Price and the other transactions contemplated by this Agreement to occur on the Closing Date and (C) if at any time for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing necessary to fund the amounts required to be provided by Buyer for the consummation of the Purchase and the other transactions contemplated by this Agreement to occur on the Closing Date.

(b) If any portion of the Debt Financing necessary to fund the amounts required to be provided by Buyer for the consummation of the Purchase and the other transactions contemplated by this Agreement to occur on the Closing Date becomes, or is reasonably likely to become, unavailable on the terms and conditions contemplated by the applicable Debt Financing Agreements (giving effect to, to the extent exercised, the “market flex” provisions applicable thereto) or for any reason any of the Debt Financing Agreements, after execution and delivery thereof by all parties thereto, shall be withdrawn, repudiated, terminated or rescinded, Buyer will use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable following the occurrence of such event (and in any event no later than the Closing), alternative debt financing from alternative debt sources (such alternative financing, the “Alternative Financing”) (i) in an amount sufficient to consummate the Purchase and the other transactions contemplated by this Agreement to occur on the Closing Date, (ii) the availability of which shall not be subject to additional or expanded conditions as compared to those set forth in the Debt Commitment Letter, (iii) which would not prevent or materially delay and would not reasonably be expected to prevent or materially delay the consummation of the Debt Financing, the Purchase or the other transactions contemplated by this Agreement to occur on the Closing Date and (iv) otherwise on terms and conditions that, taken as a whole, are not materially less favorable to Buyer and the Group Companies (as determined in good faith by Buyer) than the terms and conditions of the Debt Commitment Letter. Buyer shall deliver to the Group Companies true, correct and complete copies of all commitment letters or other similar arrangements (including fee letters redacted only for fee, “market flex” and certain economic terms in a manner customary for transactions of this type) related to any Alternative Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.15(b) shall require, and in no event shall the reasonable best efforts of Buyer be deemed or construed to require, Buyer to pay any fees or any interest rates applicable to the Debt Financing materially in excess of those contemplated by the Debt Commitment Letter (including the “market flex” provisions), or agree to any “market flex” term materially less favorable to Buyer or the Group Companies than such corresponding “market flex” term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). For purposes of this Agreement, (x) the term “Debt Financing” as used in this Agreement will be deemed to include any such Alternative Financing, (y) the term “Debt Commitment Letter” will be deemed to include any commitment letters with respect to any such Alternative Financing and (z) the term “Debt Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing.

(c) On and prior to the Closing Date, the Group Companies shall use commercially reasonable efforts, and shall cause their respective officers, employees, advisors and other Representatives to use their commercially reasonable efforts, to provide such cooperation in connection with the arrangement of, and satisfaction of the conditions to, the Debt Financing as is reasonably requested by Buyer. Such cooperation shall include the following, each of which shall be at Buyer’s written request with reasonable prior notice:

(i) participation by the senior management team (with appropriate seniority and expertise) of the Group Companies in the marketing activities undertaken in connection with the marketing of the Debt Financing, including (A) assistance in preparation of customary marketing materials and due diligence sessions related thereto, (B) preparation for and participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows, conference calls, lender meetings and other customary syndication activities with prospective lenders and debt investors, in each case, at reasonable times and upon reasonable notice, and (C) delivery of customary authorization and representation letters (including customary representations (solely with respect to the Group Companies) with respect to the absence of material non-public information in the public side version of documents distributed to potential lenders and the absence of material misstatements and material omissions);

(ii) reasonable assistance with obtaining ratings from one or more rating agencies (including corporate ratings and ratings for the Debt Financing), including participation by senior management of the Group Companies in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies;

(iii) (A) furnishing due diligence materials, financial and other pertinent information relating to the Group Companies and its and their respective businesses (including information to be used in the preparation of rating agency presentations, an information package, bank confidential information memoranda, offering documents, prospectus, offering memoranda and similar customary documents regarding the business, operations, financial projections and prospects of the Group Companies reasonably required in connection with the Debt Financing) to Buyer and the Debt Financing Sources, in each case that is customary for purposes of the syndication and consummation of the Debt Financing to the extent reasonably requested by Buyer to assist in the preparation of customary prospectus, offering or information documents to be used in connection with the Debt Financing (including in connection with the syndication of a credit facility) and that is reasonably available to the Group Companies and (B) reviewing and commenting on Buyer’s draft of a business description (solely as it relates to the Group Companies) to be included in offering documents and other marketing materials;

(iv) providing as promptly as reasonably practicable (and in any event, no less than four (4) Business Days prior to the Closing Date) all documentation and other information about the Group Companies reasonably requested by the Debt Financing Sources at least nine (9) Business Days prior to the Closing Date under applicable “know-your-customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act), including, without limitation, if applicable, a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230 relating to the Group Companies;

(v) cooperating to facilitate the pledging of, granting of security interests in and obtaining perfection of any Liens on, collateral (including using reasonable efforts to, at the Closing and subject to the occurrence of the Closing, deliver original copies of all certificated securities and instruments (with transfer powers executed in blank) required to be provided as collateral under the Debt Commitment Letter), as may be reasonably requested by Buyer and the Debt Financing Sources;

(vi) executing and delivering, subject to the occurrence of the Closing, financing agreements and such guaranty, pledge and security and related documents and certificates as may be reasonably requested by Buyer or the Debt Financing Sources;

(vii) establishing bank and other accounts, subject to the occurrence of the Closing, and blocked account agreements and lockbox arrangements to the extent necessary in connection with the Debt Financing;

(viii) furnishing Buyer and the Debt Financing Sources as promptly as reasonably practicable with such other financial and other information regarding the Group Companies as Buyer and the Debt Financing Sources may reasonably request and that is reasonably available to the Group Companies;

(ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds thereof to be made available on the Closing Date to consummate the Purchase and the other transactions contemplated by this Agreement to occur on the Closing Date;

(x) requesting that their independent auditors assist and cooperate with the Debt Financing;

(xi) delivering to Buyer and the Debt Financing Sources the information with respect to the business, operations and financial condition of the Group Companies that is expressly required to be provided by the Debt Commitment Letter (including, without limitation, the Required Information);

(xii) causing the Required Information, when delivered by the Group Companies to Buyer and the Debt Financing Sources, not to contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made;

(xiii) requesting from the Group Companies’ existing lenders such customary documents in connection with refinancings as requested by Buyer in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge;

provided, however, that, notwithstanding the foregoing, (A) no obligation of the Group Companies under any such certificate, document or instrument (other than the authorization and representation letters referred to in clause (i) above and “know-your-customer” and beneficial ownership information referred to in clause (iv) above) shall be effective until the Closing, (B) none of the Group Companies shall be required to execute or take any action under any such certificate, document or instrument (other than the authorization and representation letters referred to in clause (i) above and “know-your-customer” and beneficial ownership information referred to in clause (iv) above) that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing, (C) the Group Companies and their respective directors, officers and employees shall not be required to pass any resolution or consent to approve or authorize the Debt Financing that would be effective prior to the Closing or take any action that would cause any such director, officer or employee to incur or be exposed to any actual or potential personal liability, (D) the Group Companies shall not be required to take any action that (1) conflicts with any Law or the organizational documents of any Group Company existing on the date hereof, or that conflicts with or would result in a breach of or a default under any Material Contract existing on the date hereof, (2) would require any Group Company to disclose information subject to any attorney-client privilege (provided, however, that the Group Companies shall use their reasonable efforts to allow for such access or disclosure to the extent that does not result in a loss of any such attorney-client privilege), (3) would unreasonably interfere with the conduct of the business of the Group Companies or (4) would require any Group Company to bear any out-of-pocket third party cost or expense or pay any fee prior to the Closing (except to the extent Buyer will reimburse such cost, expense or fee, other than as provided in the proviso to subsection (f) below), and (E) the Group Companies shall not be required to deliver any legal opinion or negative assurance letter. Nothing in this Section 6.15 or otherwise shall require any Group Company, prior to the Closing, to be an issuer or other obligor with respect to any of the Debt Financing.

(d) Except as expressly contemplated in subsection (c) above, the Group Companies shall not be required to agree to any contractual obligation relating to the Debt Financing that is not conditioned upon the Closing and that does not terminate without liability to the Group Companies and their respective Affiliates upon the termination of this Agreement. The Group Companies hereby consent to the use of their logos in connection with the Debt Financing so long as such logos are used solely in connection with the Debt Financing in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Group Companies or the reputation or goodwill of the Group Companies.

(e) Buyer shall indemnify and hold harmless the Group Companies, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs, losses and expenses suffered or incurred by the Group Companies and their respective officers, directors, agents and employees in connection with the Debt Financing or any assistance or activities provided in connection therewith (other than with respect to any historical information provided in writing by the Group Companies specifically for use in connection therewith); provided, however, that the foregoing shall not apply to the extent that such liabilities, costs, losses or expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of the Group Companies or any of their respective directors, officers, employees, agents or other Representatives.

(f) Buyer shall, at the Closing (or, if the Closing does not occur, promptly upon request by the Group Companies), reimburse the Group Companies for all reasonable and documented out-of-pocket third party costs and expenses incurred by the Group Companies and their respective officers, directors, agents and employees in connection with the cooperation contemplated by this Section 6.15; provided, that Buyer shall not be required to reimburse the Group Companies or any of their respective officers, directors, agents or employees for any costs and expenses incurred with respect to the Financial Statements or with respect to its own historical audited and unaudited financial statements prepared after the date hereof in the ordinary course of business (it being understood that this proviso shall not exclude the reasonable and documented fees and expenses of the Group Companies’ auditors, accountants and counsel in providing the assistance or comfort required by this Section 6.15).

Section 6.16 Use of Names. Each Seller Party covenants and agrees that from and after the Closing it shall not use or take advantage in any manner any name intended or likely to be confused with the name of any Group Company.

Section 6.17 Reorganization.

(a) Prior to the Closing, the Group Companies and the Seller Parties shall consummate the Reorganization in accordance with the recitals hereto.

(b) Promptly following the formation of the Seller Corporations, the Indirect Sellers shall cause the Seller Corporations to execute and deliver to Buyer counterpart signature pages to this Agreement or joinders to this Agreement, in each case, agreeing to be bound by the terms and conditions hereof (collectively, the “Joinders”).

Article VII

Limitations on Liability

Section 7.1 Certain Limitations on Liability.

(a) Buyer acknowledges and agrees that the Buyer Persons have independently conducted a due diligence review and analysis of the business, operations, properties, technology, assets, liabilities, results of operations, condition (financial and otherwise) and prospects of the Group Companies and, in connection therewith, received access as requested by Buyer to the personnel, properties, premises and records of the Group Companies for such purpose. In entering into this Agreement, Buyer acknowledges and agrees that the Buyer Persons have relied solely on the Express Representations and the aforementioned due diligence review and analysis and not on any factual representations or other statements, promises, projections or opinions of the Group Companies or Seller Parties or any of their respective Representatives or any other Person, except for the Express Representations. Buyer acknowledges and agrees that: (i) except for the Express Representations, none of the Group Companies, the Seller Parties or any other Person is making and has not made any representation and warranty, express or implied, at law or in equity, in respect of the Seller Parties, the Group Companies or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material or other information (financial or otherwise) regarding the Group Companies furnished or made available to any Buyer Person in the Data Room, management presentation or in any other manner or form in expectation of, or in connection with, the transactions contemplated hereby; (ii) except for the Express Representations, (x) no Buyer Person is relying on, and no Buyer Person has relied on, any representations and warranties that may have been made by the Group Companies, the Seller Parties or any other Person and (y) the Group Companies and the Seller Parties disclaim any representation and warranty made by any Nonparty or any other Person; and (iii) none of the Group Companies, the Seller Parties or any other Person has any obligation or duty to make any disclosures other than those required to be disclosed on the Schedules in order to make the Express Representations true, correct and complete.

(b) Without limiting the generality of any of the foregoing, Buyer acknowledges and agrees that: (i) none of the Group Companies, the Seller Parties or any other Person makes any representation or warranty regarding any third party beneficiary rights or other rights which any Buyer Person might claim under any studies, reports, tests or analyses prepared by any third parties for the Group Companies or any of their respective Affiliates, even if the same were made available for review by the Buyer Persons; and (ii) none of the documents, information or other materials provided to any Buyer Person by or on behalf of the Group Companies or by the Seller Parties or any of their respective Affiliates or Representatives constitutes legal advice and Buyer waives all rights to assert that it received any legal advice therefrom or that it had any sort of attorney-client relationship with any of such Persons.

(c) Subject solely to Section 7.1(f), the Parties hereby acknowledge and agree that: (i) any claim, demand or cause of action (whether in contract or in tort, at law or in equity, granted by statute or predicated on any other cognizable theory) that arises under or by reason of, or is based on, connected with or otherwise relates to, this Agreement or the transactions contemplated hereby (including the sale process and the negotiation, execution and performance of this Agreement) may be made or brought against only a Party, and no Person who is not a Party, including any past, present or future member, partner, equityholder, Affiliate or Representative of, or any financial advisor or lender to, any Party, or any past, present or future member, partner, equityholder, Affiliate or Representative of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparties”), shall have any liability or obligation in respect of any such claim, demand or cause of action; and (ii) the representations and warranties of the Seller Parties and the Group Companies contained in this Agreement and in any document delivered pursuant hereto, and the covenants and agreements of the Seller Parties and the Group Companies required to be performed or fulfilled at or prior to the Closing contained in this Agreement and in any document delivered pursuant hereto, in each case, shall terminate automatically as of the Closing, and none of the Seller Parties, the Group Companies or any Nonparty shall be liable for any inaccuracy or breach of any such representations, warranties, covenants or agreements. The covenants and agreements contained in this Agreement that are to be performed after the Closing, or that prohibit actions subsequent to the Closing, will survive the Closing in accordance with their terms. For the avoidance of doubt, notwithstanding anything to the contrary herein, including this Section 7.1(c), and the limitations set forth herein, shall not apply to claims by any Party made pursuant to the Restrictive Covenant Agreements. UNDER NO CIRCUMSTANCES WILL THE SELLER PARTIES OR THE GROUP COMPANIES HAVE ANY LIABILITY TO ANY BUYER PERSONS UNDER THIS AGREEMENT FOR, AND THE BUYER RELATED PERSONS SHALL NOT HAVE THE RIGHT TO CLAIM OR RECOVER FROM THE SELLER PARTIES OR THE GROUP COMPANIES, ANY EXEMPLARY DAMAGES OR PUNITIVE DAMAGES.

(d) Each Seller Party acknowledges and agrees that: (i) except for the Express Representations, none of Buyer, its Affiliates or any other Buyer Person is making and has not made any representation and warranty, express or implied, at law or in equity, in respect of Buyer, its Affiliates and their business, assets, liabilities, operations, prospects or condition (financial or otherwise), including the prospects of the business or the accuracy or completeness of any documents, material or other information (financial or otherwise) regarding Buyer furnished or made available to the Seller Parties; (ii) except for the Express Representations, (x) no Seller Party or any of their respective Affiliates is relying on, and no Seller Party or any of their respective Affiliates has relied on, any representations and warranties that may have been made by Buyer, its Affiliates or any other Buyer Person and (y) Buyer (on its behalf and behalf of its Affiliates) disclaims any representation and warranty made by any Nonparty or any other Buyer Person; and (iii) none of Buyer, its Affiliates or any other Buyer Person has any obligation or duty to make any disclosures other than those required to be disclosed on the Schedules in order to make the Express Representations true, correct and complete.

(e) The Parties hereby: (i) acknowledge and agree that the limitations on liability set forth herein were expressly bargained for and are a material inducement for the Parties to enter into this Agreement and consummate the transactions contemplated hereby; (ii) knowingly, voluntarily and irrevocably waive any rights and remedies to which they would otherwise be entitled absent such limitations; and (iii) covenant not to make or bring any claim, demand or cause of action not permitted by this Article VII, in all cases, whether in contract or in tort, at law or in equity, granted by statute or predicated on any other cognizable theory. The Parties intend that this Article VII alter all applicable statutes of limitation.

(f) Nothing in this Article VII or otherwise in this Agreement shall limit (i) the liability of a Person (including Nonparties) for Fraud, (ii) Buyer’s rights under any representations and warranties insurance policy or (iii) any Party’s right to specific performance in accordance with Section 7.2.

Section 7.2 Remedies.

(a) Subject to Section 7.2(b), the Parties hereby stipulate that irreparable damage will occur in the event that any covenant or other obligation set forth in this Agreement is not performed in accordance with its terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, subject to Section 7.2(b), the Parties acknowledge and agree that the Parties and the third party beneficiaries identified in Section 9.3 are entitled to equitable relief, without proof of actual damages, including an injunction or orders for specific performance to prevent a breach of this Agreement and to enforce specifically the terms of this Agreement (including, subject to Section 7.2(b), an order sought by the Seller Parties to cause Buyer to consummate the Purchase and the transactions contemplated hereby at Closing), in addition to any other remedy to which they are entitled at law or in equity for any such breach or threatened breach or termination. Each Party further acknowledges and agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.2 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. No Party may assert the failure of any condition to be satisfied if such failure was the result of, or arose in connection with, a breach of this Agreement by such Party.

(b) Notwithstanding the foregoing or anything else to the contrary herein, the Seller Parties, the Group Companies and the Seller Representatives shall be entitled to an order, injunction, specific performance or other equitable remedy to cause Buyer to consummate the Purchase and the transactions contemplated hereby at Closing, if and only if, each of the following conditions have been satisfied: (i) a Purchaser Closing Failure has occurred and (ii) the Debt Financing (or any Alternative Financing contemplated by Section 6.15) is available to be funded at the Closing or will be available to be funded at the Closing (such clauses (i) and (ii), together, the “Specific Performance Conditions”). For the avoidance of doubt, in no event shall the Seller Parties, the Group Companies or the Seller Representatives be entitled to an order, injunction, specific performance or other equitable remedy to cause Buyer to consummate the Purchase and the transactions contemplated hereby at Closing unless the Debt Financing (or any Alternative Financing contemplated by Section 6.15) is available to be funded at the Closing or will be available to be funded at the Closing. Notwithstanding anything contained herein to the contrary, in no event shall the Seller Parties, the Group Companies and the Seller Representatives be entitled to both (A) an order, injunction, specific performance or other equitable remedy to cause Buyer to consummate the Purchase and the transactions contemplated hereby at Closing and (B) the Reverse Termination Fee. In the event any Party seeks an injunction or Action to enforce specifically the performance of terms and provisions hereof pursuant to this Section 7.2, the Outside Date (as it may be extended under Section 8.1(b)(iii)), shall automatically be extended by (i) the amount of time during which such Action is pending or (ii) such other time period established by the court presiding over such Action.

Article VIII

Termination

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the Group Companies and Buyer pursuant to a mutual written agreement;

(b) by either the Group Companies or Buyer if:

(i) on the date on which the Closing is required to occur, the consummation of the Purchase is prohibited under any Law applicable to the Parties;

(ii) a Governmental Authority has issued a nonappealable and final Order having the effect of permanently restraining, enjoining or otherwise preventing the Purchase; or

(iii) the Closing has not occurred on or prior to one hundred and twenty (120) days from the date hereof (“Outside Date”); provided, however, that in the event that at the Outside Date, all of the conditions set forth in Section 2.6 have been satisfied or waived (other than those conditions which by their terms are required to be satisfied at the Closing) except for the condition set forth in Section 2.6(a)(i) (only if the applicable Law or injunction giving rise to the failure of such condition to be satisfied relates to expiry of a waiting period contemplated by the HSR Act) or the condition set forth in Section 2.6(a)(ii), then the Outside Date shall be extended by thirty (30) days; provided, further, that a Party may not extend the Outside Date pursuant to the foregoing proviso if the failure to satisfy either such condition is primarily the result of the breach by such Party of its representations and warranties set forth in this Agreement or such Party’s failure to comply with its covenants hereunder;

(c) by the Group Companies, (i) if (x) Buyer does not comply with the covenants and other obligations set forth in this Agreement that Buyer is required to comply with prior to the Closing which, if not cured, would prevent the satisfaction of any condition to the obligations of the Seller Parties at the Closing set forth in Section 2.6(c)(i) or (y) the representations and warranties of Buyer in Article V are not true and correct as of any date after the date hereof as if remade on such date such that, if not cured, would prevent the satisfaction of any condition to the obligations of the Seller Parties at the Closing set forth in Section 2.6(c)(ii); and (ii) if such breach is curable, Buyer does not cure such breach within thirty (30) days after receiving written notice thereof;

(d) by Buyer, (i) if (x) the Seller Parties, the Group Companies or the Seller Representatives do not comply with the covenants and other obligations set forth in this Agreement that the Seller Parties, the Group Companies or the Seller Representatives are required to comply with prior to the Closing which, if not cured, would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 2.6(b)(i) or (y) the representations and warranties of the Group Companies in Article III and the Seller Parties in Article IV are not true and correct as of any date after the date hereof as if remade on such date such that, if not cured, would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 2.6(b)(ii); and (ii) if such breach is curable, the Seller Parties or the Group Companies do not cure such breach within thirty (30) days after receiving written notice thereof; or

(e) by the Group Companies (i) if all of the conditions set forth in Section 2.6(a) and Section 2.6(b) are satisfied or validly waived (other than those that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing, assuming the Closing were to occur within five (5) Business Days), (ii) the Group Companies and the Seller Parties have irrevocably confirmed to Buyer in writing that all of the conditions set forth in Section 2.6(c) are satisfied (other than those that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) or will be waived by the Group Companies and the Seller Parties, and that the Seller Parties, the Group Companies and the Seller Representatives are ready, willing and able to consummate the Closing, and (i) the Closing does not occur within three (3) Business Days following the date of the notice described in the immediately foregoing clause (ii) and the Seller Parties, the Group Companies and the Seller Representatives remain ready, willing and able to consummate the Closing on the terms set forth herein on such date (a “Purchaser Closing Failure”).

Section 8.2 Conditions to and Procedures for Termination. Buyer or the Group Companies may terminate this Agreement in accordance with Section 8.1 only by providing written notice of such termination to the other Party stating the provision of Section 8.1 pursuant to which such Party is entitled to terminate this Agreement and the basis therefor. Except as set forth in this Article VIII, this Agreement may not be terminated by any Party.

Section 8.3 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, this entire Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any Party, except that:

(a) this Section 8.3, Section 6.2, Section 6.4, Section 6.5, Section 6.15(f), Section 7.1 (other than Section 7.1(c)(ii)), Section 8.4 and Article IX shall survive such termination and remain valid and binding obligations on the Parties; and

(b) subject to Section 8.4, in the event of any such termination, no Party (other than the Seller Representatives (solely in their capacity as Seller Representatives)) whose liability is governed by Section 6.10 hereof) shall be relieved of any liability for losses or damages suffered by another Party as a result of any Willful and Material Breach.

Section 8.4 Reverse Termination Fee.

(a) In the event that this Agreement is validly terminated (i) by the Group Companies pursuant to Section 8.1(c) or Section 8.1(e) or (ii) by Buyer or the Group Companies pursuant to Section 8.1(b)(iii) if a Purchaser Closing Failure has occurred, then upon written notice from the Group Companies to Buyer, Buyer will pay the Group Companies an amount equal to $44,000,000 (the “Reverse Termination Fee”) and any of the other Obligations owed pursuant to Section 8.4(b) in immediately available funds within three (3) Business Days after the date of such notice. Each of the Seller Representatives, each Seller Party, the Group Companies and Buyer acknowledges and agrees that (x) the agreements contained in this Section 8.4 are an integral part of this Agreement and the transactions contemplated hereby and (y) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement and payment in full of the Reverse Termination Fee and the other amounts payable, if any, pursuant to this Section 8.4(a), the right to such payment(s) constitutes a reasonable estimate of all damages, losses, expenses and other costs that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).

(b) In the event that Buyer fails to timely pay the Reverse Termination Fee, or any portion thereof, when due and payable in accordance with Section 8.4(a), then Buyer shall reimburse the Group Companies for their reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented out-of-pocket attorneys’ fees, as well as expenses incurred in connection with any Action initiated by the Group Companies), together with interest on the amount of the Reverse Termination Fee at the prime lending rate as published in The Wall Street Journal in effect on the date such payment is required to be made, by wire transfer of immediately available funds to an account designated in writing by the Group Companies (the Reverse Termination Fee, the costs and expenses pursuant to this Section 8.4(b) and any amounts for which the Group Companies are entitled to reimbursement pursuant to Section 6.15(f), the “Obligations”). In the event that any Action is initiated against Buyer or any of its Affiliates alleging that Buyer has failed to timely pay the Reverse Termination Fee, or any portion thereof, when due and payable in accordance with Section 8.4(a) and if Buyer is the prevailing party in such Action, the Group Companies shall reimburse Buyer and its applicable Affiliates for their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) to the extent incurred in connection with such Action promptly following the entry of a final and non-appealable judgment in such Action by wire transfer of immediately available funds to an account designated in writing by Buyer.

(c) If this Agreement is validly terminated in circumstances in which the Reverse Termination Fee is payable pursuant to Section 8.4(a), then notwithstanding any other provision herein, the Group Companies’ receipt of the Obligations owed to the Group Companies shall be the sole and exclusive remedy of the Group Companies, the Seller Representatives, each Seller Party, their respective Representatives and Affiliates and any other Person against Buyer and any of its respective former, current or future Representatives, Affiliates, direct or indirect equity holders, incorporators, stockholders, general or limited partners, successors or assignees, including the Debt Financing Sources (collectively, the “Purchaser Related Parties”) for any damages, losses, charges, Liabilities, Taxes, claims, demands, Action, suits, Orders, settlements, awards, interest, penalties, fees, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and disbursements) relating to, arising out of or suffered in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby and thereby, under any theory of law or equity or in respect of any representations, warranties, covenants or other agreements made or alleged to have been made in connection herewith or therewith, through Buyer or otherwise, whether by or through attempted piercing of the corporate or other entity form veil, by or through a claim by or on behalf of Buyer against any other Purchaser Related Party, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Action or other Action, by virtue of any statute, regulation or other applicable Law, or otherwise. None of the Group

Companies, the Seller Representatives, or any Seller Party, in each case, on its own behalf or on behalf of any of its Affiliates, directors, officers, employees, partners, managers, members, stockholders, Representatives, successors and assigns (collectively, the “Seller Related Parties”) shall be entitled to bring or maintain any Action against any Purchaser Related Party arising out of or in connection with this Agreement or any Ancillary Agreement (including any Action relating to the Debt Financing or Debt Commitment Letter) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, other than an Action to recover the Obligations when due and payable, and under no circumstances shall any Seller Related Party be entitled to monetary damages, except for the Obligations. The Parties acknowledge that the right to receive the Reverse Termination Fee shall not limit or otherwise affect the right of the Seller Related Parties to specific performance as provided in Section 7.2, provided that under no circumstances shall any Seller Related Party be permitted or entitled to receive both a grant of specific performance pursuant to Section 7.2 and any portion of the Obligations.

(d) The parties hereto shall cause any Action pending in connection with this Agreement or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) to be dismissed with prejudice promptly upon, and in any event within five (5) Business Days after, the payment in full of the Obligations to the extent required to be paid pursuant to Section 8.4(b).

(e) For the avoidance of doubt, under no circumstances shall more than one Reverse Termination Fee become payable hereunder.

Article IX

Miscellaneous

Section 9.1 Entire Agreement; Amendment; Severability; Counterparts. This Agreement, together with the Exhibits and Schedules hereto and the Confidentiality Agreement, constitutes the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto. This Agreement may not be amended or modified except by a written instrument executed by Buyer and the Seller Representatives; provided, however, any amendment or modification of Section 8.4(c), this Section 9.1, Section 9.2, Section 9.3 and Section 9.9 (and any provision of this Agreement to the extent an amendment or modification of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such waiver may become effective. If any term contained in this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, then the remainder of the terms contained in this Agreement shall remain in full force and effect and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term had never been contained herein and the Parties shall negotiate reasonably to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. This Agreement may be executed in several counterparts and delivered by email.

Section 9.2 Waiver. Subject to the limitations set forth herein, at any time prior to the Closing: (a) the Group Companies may (i) extend the date or time by which Buyer is required to comply with any covenant or other obligation hereunder, (ii) waive any failure of Buyer to comply with any covenant or other obligation or satisfy any condition hereunder or (iii) waive any failure of any representation and warranty made by Buyer herein to be true and correct and (b) Buyer may (i) extend the date or time by which the Seller Parties, the Group Companies or the Seller Representatives are required to comply with any covenant or other obligation hereunder, (ii) waive any failure of the Seller Parties, the Group Companies or the Seller Representatives to comply with any covenant or other obligation or satisfy any condition hereunder or (iii) waive any failure of any representation and warranty made by the Seller Parties or the Group Companies herein to be true and correct; provided, however, any waiver of Section 8.4(c), Section 9.1, this Section 9.2, Section 9.3, and Section 9.9 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such waiver may become effective. Any such extension or waiver shall be valid only if set forth in a writing signed by such Party. No failure of or delay by any Party to exercise any right hereunder shall impair such right or be construed as a waiver of, or acquiescence to, any breach of any representation and warranty, covenant or other obligation contained herein, and no single or partial exercise of any such right shall preclude other or further exercise thereof or of any other right.

Section 9.3 Third Party Beneficiaries; Assignment. The Covered Persons and Nonparties are intended to be third party beneficiaries of this Agreement (including this Section 9.3) solely for purposes of enforcing the rights and limitations set forth in Section 6.9 and Article VII, respectively. Each Company Released Party is an intended third party beneficiary of this Agreement (including this Section 9.3) for purposes of enforcing the rights and limitations set forth in Section 6.14. The Debt Financing Sources are intended to be third party beneficiaries of this Agreement for purposes of enforcing the rights and limitations set forth in Section 8.4(c), Section 9.1, Section 9.2, this Section 9.3 and Section 9.9. Except as set forth in this Section 9.3, no Person is intended to be a third party beneficiary of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of each of the other Parties; provided, that, this Agreement, and all rights, interests and obligations hereunder, may be assigned, in whole or in part, without consent but upon prior written notice, by Buyer to any of its Affiliates, for collateral security purposes to any Persons providing financing to Buyer, the Group Companies or any of their Subsidiaries pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing), or to any Person that acquires all or a material portion of the capital stock or other equity interests or the assets or business of Buyer or the Group Companies in any form of transaction. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment or delegation in violation of this Section 9.3 will be null and void ab initio.

Section 9.4 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. This Agreement and the legal relations between the Parties shall be governed by and interpreted and construed in accordance with the Laws of the State of New York. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether in contract, in tort, in strict liability, under statute or otherwise, shall be governed by the Laws of the State of New York, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction. Any suit, action or proceeding brought by any Party seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought exclusively in any court, whether state or federal, located in the County of New York, State of New York. Each Party hereby submits exclusively to the jurisdiction of any such court located in the County of New York, State of New York having subject matter jurisdiction in any suit, action or proceeding brought by any other Party seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court, by sending notice to such Party pursuant to Section 9.7. Without limiting the foregoing each Party hereby agrees that service of process on such Party in accordance with the provisions of this Section 9.4 in respect of any such suit, action or proceeding will be deemed effective service of process on such Party. THE PARTIES IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.5 Rules of Construction. Buyer, each Group Company and each Seller Party is sometimes referred to herein as a “Party” and collectively as the “Parties.” The Parties have been represented by sophisticated counsel in the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement will be construed against the party drafting such agreement. The recitals are hereby incorporated herein for all purposes. Exhibits and Schedules to this Agreement are attached hereto and by this reference are hereby incorporated herein for all purposes. Any reference in this Agreement to an “Article,” “Exhibit,” “Section” or “Schedule” refers to the corresponding Article, Exhibit, Section or Schedule of or to this Agreement, unless expressly provided otherwise. The table of contents and the headings of Articles, Exhibits, Sections and Schedules of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language herein. “Business Day” means any day other than a day on which commercial banks are required or authorized to close in New York, New York or Atlanta, Georgia. The word “day” means a calendar day. The words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time and any reference to any Law includes the rules and regulations promulgated thereunder. Any reference to a Contract or other document as of a given date means the agreement or other document as amended, supplemented and modified from time to time through such date, except for the Contracts and other documents listed on the Schedules, where, for the avoidance of doubt, all amendments, supplements and modifications shall be listed on the Schedules. All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided. The phrase “made available to”, “provided to” or “delivered to” and phrases of similar import means, with respect to any information, document or other material of the Group Companies or any Seller Party, that a complete and un-redacted copy of such information, document or material was made available for review (and Buyer had the unrestricted ability to view such information, document or material) in the Data Room at least twenty-four (24) hours prior to, and through, the execution of this Agreement. The fact that any representation or warranty contained in this Agreement may be more specific than any other such representation or warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any such other representation or warranty. For purposes of this Agreement, all references to “Group Companies” shall include the applicable Predecessor Corporations and any other corporate form of such Group Company prior to the Reorganization.

Section 9.6 Schedules. Information reflected in the schedules attached hereto (“Schedules”) is not necessarily limited to information required by this Agreement to be disclosed or otherwise set forth therein and may be included for informational purposes. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section and subsection, as applicable, in Article III and Article IV to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts or the item so included or other items are or are not material or are or are not outside the ordinary course of business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including whether such amounts or items are or are not material) or may constitute an event or condition which could be considered to be or result in a Material Adverse Effect. No disclosure on a Schedule admitting or indicating a possible breach or violation of any contract, Law or order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a Party to this Agreement for the accuracy of any information set forth in the Schedules. Subject to applicable Law, the information on the Schedules is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their Affiliates. In disclosing the information in the Schedules, each Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed therein.

Section 9.7 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications concerning this Agreement or the transactions contemplated hereby must be in writing and must be sent by overnight courier service or by email as set forth below:

if to Seller Representatives (on behalf of any Seller Party or, prior to the Closing, the Group Companies), to:

Scott F. Kerr

1731 Red Hawk Way

Bethlehem PA 18015

Email: reebsfk@erols.com

and

Joshua H. Ruhle

75 Woody Hill Road

Exeter, RI 02822

Email: joshuar13@aol.com

and

Reeb Millwork Corporation

1000 Maloney Circle

Bethlehem, PA 18015

Attention: Scott F. Kerr, CEO

Email: skerr@reeb.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attention: John Seegal; David Ruff

Email: jseegal@orrick.com; druff@orrick.com

and

Maloney Danyi & O’Donnell

901 West Lehigh Street

Bethlehem, PA 18018

Attention: Daniel M. O’Donnell, Esq.

Email: dodonnell@maloneylawoffice.com

if to Buyer or, after the Closing, the Group Companies, to:

US Lumber Group, LLC

2160 Satellite Blvd

Suite 450

Duluth, GA 30097

Attention: Jeffery McLendon

Email: JeffMcLendon@uslumber.com

and

c/o The Jordan Company, L.P.

399 Park Avenue

30th Floor

New York, NY 10022

Attention: Michael Denvir

Barry Gallup, Jr.

Email: mdenvir@thejordancompany.com; bgallup@thejordancompany.com with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Matthew D. Costigan; Nicholas J. Golem

Email: MCostiga@winston.com; NGolem@winston.com

Any Party may specify by written notice in accordance with this Section 9.7 to each of the other Parties a different email or physical address at any time. Written notice shall be effective and deemed to have been given: (a) when sent by email before 6:00 p.m. Eastern Time on any Business Day, on such Business Day (unless an undelivered message is received by the sender); (b) when sent by email between 6:00 p.m. and midnight Eastern Time on any Business Day or at any time on a day that is not a Business Day, on the next Business Day (unless an undelivered message is received by the sender); and (c) when delivered by overnight courier service, on the Business Day such notice is delivered. Prior to the Closing, Buyer shall be entitled to rely conclusively (without further evidence of any kind) on any notice sent or document executed on behalf of the Group Companies by Reeb Millwork Corporation, a New Jersey corporation, and on any other action taken or purported to be taken on behalf of the Group Companies by such Person, as being fully binding upon each Group Company individually and all Group Companies collectively.

Section 9.8 Certain Waivers.

(a) Each of the Parties acknowledges and agrees that Orrick, Herrington & Sutcliffe LLP and Maloney Danyi & O’Donnell (collectively, “Sellers’ Counsel”) has acted as counsel to the Group Companies and the Seller Parties in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b) Buyer hereby consents and agrees to, and agree to cause the Buyer Persons to consent and agree to, Sellers’ Counsel representing the Seller Parties after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to the Buyer Persons, and even though Sellers’ Counsel may have represented the Group Companies in a matter substantially related to any such dispute, or may be handling ongoing matters for the Group Companies. Buyer further consents and agrees to, and agree to cause the Buyer Persons to consent and agree to, the communication by Sellers’ Counsel to the Seller Parties or the Group Companies in connection with any such representation of any fact known to Sellers’ Counsel arising by reason of Sellers’ Counsel’s prior representation of the Seller Parties or the Group Companies.

(c) In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agree to cause the Buyer Persons to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Sellers’ Counsel’s prior representation of the Group Companies and (ii) Sellers’ Counsel’s representation of the Seller Parties prior to and after the Closing.

(d) Buyer further agrees, on behalf of itself and the Buyer Persons, that all communications in any form or format whatsoever between or among any of Sellers’ Counsel, the Group Companies or the Seller Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated hereby or any dispute arising under the Agreement or the documents related hereto (collectively, the “Deal Communications”) shall be deemed to be retained and owned by the Seller Parties, shall be controlled by the Seller Parties, shall not pass to or be claimed or used in any manner by Buyer or the Buyer Persons. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Parties, shall be controlled by the Seller Parties and shall not pass to or be claimed by Buyer or the Buyer Persons.

(e) Notwithstanding the foregoing, in the event that a dispute arises between any Buyer Person, on the one hand, and a third party other than the Seller Parties or their respective Affiliates, on the other hand, the Buyer Persons may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that no Buyer Person may waive such privilege without the prior written consent of Seller Representatives. In the event that any Buyer Person is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall (i) immediately (and, in any event, within two Business Days) notify Seller Representatives in writing (including by making specific reference to this Section 9.8) so that Seller Representatives can seek a protective order and Buyer agrees to use all reasonable efforts to assist therewith and (ii) shall thereafter comply with the legal requirements of such governmental order including, if required by such governmental order, the disclosure of information.

(f) To the extent that files or other materials maintained by Sellers’ Counsel constitute Deal Communications, only the Seller Parties shall hold such property rights to such Deal Communications and Sellers’ Counsel shall have no duty to reveal or disclose any Deal Communications by reason of any attorney-client relationship between Sellers’ Counsel, on the one hand, and a Buyer Person, on the other hand. For the avoidance of doubt, after the Closing, Sellers’ Counsel shall furnish all Deal Communications that are subject to a governmental order or subpoena requested by a Governmental Authority.

Section 9.9 Certain Matters Regarding the Debt Financing Sources.

(a) Notwithstanding anything herein to the contrary, (i) each Party hereto herby agrees that any and all claims, controversies and causes of action, whether in contract, in tort, in strict liability, under statute or otherwise, against a Debt Financing Source that is in any way related to this Agreement, the Debt Financing, any Alternative Financing, the Debt Commitment Letter, or any of the transactions contemplated hereby or thereby, including any such dispute arising out of or relating in any way to the Debt Financing, shall be governed by the Laws of the State of New York, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction, (ii) each of the Seller Parties and the Group Companies (on behalf of itself and its Affiliates and their respective officers, directors, employees, members, managers, partners, controlling persons, agents and representatives) and each other Party (A) agrees that it and they will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Debt Financing, any Alternative Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing or any Alternative Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the state and federal courts located in the State of New York, County of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, and (C) hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION OR OTHER PROCEEDING AGAINST A DEBT FINANCING SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT, THE DEBT FINANCING, ANY ALTERNATIVE FINANCING, THE DEBT COMMITMENT LETTER, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY SUCH DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING.

(b) Notwithstanding anything herein to the contrary, no Debt Financing Source shall have any liability (whether in contract, tort, equity or otherwise) to any one or more of the Seller Parties, the Group Companies or Buyer under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby or related transactions including the Debt Financing; provided, however, that, notwithstanding the foregoing, nothing in this Section 9.9(b) shall in any way limit or modify the rights and obligations of any Debt Financing Source to Buyer under the Debt Commitment Letter or any other definitive documentation relating to the Debt Financing.

* * * * *

Each of Buyer, the Seller Parties and the Group Companies have executed this Agreement as of the date first above written.

SELLER PARTIES:

The John H. Ruhle, Jr. Family Access Trust (2021)

By:	/s/ Joshua H. Ruhle
Name:	Joshua H. Ruhle
Title:	Investment Trustee

The Revocable Trust of John H. Ruhle, Jr. (2021)

By:	/s/ Joshua H. Ruhle
Name:	Joshua H. Ruhle
Title:	Trustee

The Thomas R. Kerr Family Trust (2021)

By:	/s/ Scott F. Kerr
Name:	Scott F. Kerr
Title:	Trustee

The Revocable Trust of Thomas R. Kerr (2021)

By:	/s/ Scott F. Kerr
Name:	Scott F. Kerr
Title:	Trustee

Signature Page to Equity Purchase Agreement

The Joshua H. Ruhle Family Access Trust (2021)

By:	/s/ John H. Ruhle, Jr.
Name:	John H. Ruhle, Jr.
Title:	Additional Investment Trustee

The Scott F. Kerr Family Access Trust (2021)

By:	/s/ John R. Kerr
Name:	John R. Kerr
Title:	Distribution Trustee

The John R. Kerr Family Access Trust (2021)

By:	/s/ Scott F. Kerr
Name:	Scott F. Kerr
Title:	Managing Shareholder

The Karin A. Kerr Family Trust (2021)

By:	/s/ Scott F. Kerr
Name:	Scott F. Kerr
Title:	Distribution Trustee

Thomas R. Kerr II Testamentary Trust FBO Amy R. Kerr

By:	/s/ John R. Kerr
Name:	John R. Kerr
Title:	Trustee

Signature Page to Equity Purchase Agreement

Jennifer Talley Ruhle

/s/ Jennifer Talley Ruhle

Joshua H. Ruhle

/s/ Joshua H. Ruhle

John R. Kerr

/s/ John R. Kerr

Scott F. Kerr

/s/ Scott F. Kerr

Karin A. Kerr

/s/ Karin A. Kerr

Signature Page to Equity Purchase Agreement

Group Companies:

Reeb Millwork Corporation
R and K Logistics, Incorporated
Reeb Millwork Corporation – Southeast
Reeb Millwork of New England, Inc.
Reeb Millwork Corporation of Maryland, Inc.
Reeb Millwork Corporation of New York

By:	/s/ Scott F. Kerr
Name:	Scott F. Kerr
Title:	Chief Executive Officer

Seller Representatives

Scott F. Kerr, in his capacity as a Seller Representative

/s/ Scott F. Kerr

Joshua H. Ruhle, in his capacity as a Seller Representative

/s/ Joshua H. Ruhle

Signature Page to Equity Purchase Agreement

US Lumber Group, LLC

By:	/s/ Jeffery McLendon
Name:	Jeffery McLendon
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement